Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Oxford Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 15, 2011

        Oxford Industries, Inc.'s 2011 annual meeting of shareholders will be held at our offices at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, on Wednesday, June 15, 2011, at 3:00 p.m., local time, for the following purposes:

  (1)
  To elect three directors nominated by our Board of Directors and named in the accompanying proxy statement to serve for a term of three years and until their respective successors are elected and qualified;

  (2)
  To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2011;

  (3)
  To hold an advisory, non-binding vote on executive compensation;

  (4)
  To hold an advisory, non-binding vote on the frequency of votes on executive compensation; and

  (5)
  To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

        Shareholders of record as of the close of business on April 15, 2011 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting. This notice and the accompanying proxy statement are being mailed to shareholders beginning on or about May 13, 2011.

        A list of our shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of our Board of Directors. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

        Your vote is important. Regardless of whether you plan to attend the meeting, please complete and sign the enclosed proxy and return it in the accompanying, postage pre-paid envelope. You may revoke your proxy at any time before the meeting and, if you attend the meeting, you may elect to vote in person. If your shares are held in an account at a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on limited matters.

        Attendance at the meeting is limited to shareholders, those holding proxies from shareholders and invited guests, such as members of the media. If your shares are held in an account at a bank or broker, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker, in order to gain admission to the meeting.

May 10, 2011	By Order of the Board of Directors,

Thomas E. Campbell Senior Vice President-Law and Administration, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on June 15, 2011
This proxy statement and our annual report to shareholders for the fiscal year ended January 29, 2011 are available on the Internet at http://www.proxymaterials.oxfordinc.com.

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on June 15, 2011

INTRODUCTION

        This proxy statement contains information relating to our annual meeting of shareholders to be held on Wednesday, June 15, 2011, beginning at 3:00 p.m., local time. The annual meeting will be held at our offices at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to be able to attend the annual meeting and vote in person.

        We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 13, 2011 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for fiscal 2010, which ended January 29, 2011.

INFORMATION ABOUT THE MEETING AND VOTING

Shares Outstanding

        You may vote at our 2011 Annual Meeting of Shareholders if you owned shares of our common stock as of the close of business on April 15, 2011, the record date for the annual meeting. As of the close of business on April 15, 2011, there were 16,479,009 shares of our common stock issued and outstanding. You are entitled to one vote for each share of our common stock that you owned on the record date.

Voting

        If, on April 15, 2011, your shares of our common stock were registered directly in your name with our transfer agent, Computershare Investor Services, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

  •
  by completing, signing and returning the enclosed proxy; or

  •
  by attending the annual meeting and voting in person.

        If you are a shareholder of record and you sign and return your proxy card but do not include voting instructions, your proxy will be voted as recommended by our Board of Directors or, if no recommendation is given, in the discretion of the proxies designated on the proxy card, to the extent permitted under applicable law.

        If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or attend the annual meeting and vote in person.

        If, on April 15, 2011, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker, and in order to gain admission to the meeting, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker.

        If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

        A properly executed proxy card marked "Abstain" with respect to any proposal will not be voted for such proposal.

Broker Discretionary Voting; Broker Non-Votes

        If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker even if you do not provide voting instructions. Banks and brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the "NYSE"), to vote shares in their discretion when their customers do not provide voting instructions on certain "routine" matters. Under the NYSE's rules, as currently in effect, only Proposal No. 2 (the ratification of Ernst & Young LLP as our independent registered public accounting firm) is considered a routine matter.

        Proposal No. 1 (Election of Directors), Proposal No. 3 (Advisory Vote on Executive Compensation), and Proposal No. 4 (Advisory Vote on the Frequency of Votes on Executive Compensation) are considered "non-routine" matters under applicable NYSE rules. When a bank or brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to a non-routine matter, the bank or brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine matter. Therefore, if your shares are held in an account at a bank or broker, it is important that you provide instructions to your bank or broker so that your vote on these proposals is counted.

 Changing Your Vote

        If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

  •
  delivering a written notice of revocation to our Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

  •
  properly executing and delivering a later-dated proxy before the vote is taken at the annual meeting; or

  •
  voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

        If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

Quorum

        In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on April 15, 2011 must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes, if any, will be counted as shares present at the meeting for purposes of determining the presence of a quorum.

 CORPORATE GOVERNANCE AND BOARD MATTERS

General

        Our Board of Directors oversees our business in accordance with the Georgia Business Corporation Code, as implemented by our Articles of Incorporation and Bylaws. Directors are elected by our shareholders to oversee their interest in the long-term health and overall success of our company. Our Board of Directors serves as the ultimate decision-making body of our company, except for those matters reserved to, or shared with, our shareholders. Our Board of Directors elects and oversees the officers of our company, who are charged by our Board of Directors with conducting the day-to-day business of our company.

Directors

        There are currently nine members serving on our Board of Directors. The term for Mr. Cecil D. Conlee, who has served on our Board of Directors since 1985 and currently serves as chair of our Audit Committee and as a member of our Executive Committee, expires at the annual meeting. Because Mr. Conlee reached the retirement age of 72 prior to the beginning of our current fiscal year, he is no longer eligible for election as a director under our Bylaws. Mr. Conlee will retire as a director as of the annual meeting. We thank Mr. Conlee for his many years of service to our Board of Directors.

        In addition to nominating Messrs. J. Reese Lanier and Dennis M. Love, who are currently members of our Board of Directors, for election at the annual meeting, our Board of Directors has nominated Mr. Clyde C. Tuggle for election to serve as a member of our Board of Directors. Mr. Tuggle was identified and recommended as a potential director nominee by non-management members of our Board of Directors. After evaluating the experience, qualifications, attributes, skills and independence of various prospective candidates, our Nominating, Compensation & Governance Committee, or NC&G Committee, recommended to our Board of Directors that Mr. Tuggle be nominated for election as a director at the annual meeting.

        The following table sets forth, as of May 1, 2011, certain information concerning our directors and the director nominee, as well as a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of these individuals should serve as a director.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Cecil D. Conlee	75	1985	Mr. Conlee is Chairman of CGR Advisors, a provider of real estate investment advice and portfolio management services, and has held this position since 1990. Mr. Conlee currently serves as a director of National Beverage Corp., is a member of its Audit Committee and Strategic Planning Committee and is Chairman of its Compensation and Stock Option Committee. Mr. Conlee served as a director of Central Parking Corporation from 1996 until 2006.

Mr. Conlee has more than 30 years of executive- and management-level experience at real estate management companies and has extensive experience serving as a director, and on various committees, of public companies, including recent service on the audit committees of National Beverage Corp. and Central Parking Corporation, lending him a high level of financial literacy that is a valuable asset to our Board of Directors and our Audit Committee. In addition, having served as one of our directors for over 25 years, Mr. Conlee has extensive knowledge about our business and our industry.

George C. Guynn	68	2007
			Mr. Guynn retired in 2006 from his position as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company, Acuity Brands, Inc., Growth Capital Portfolio, LLC and Growth Capital TEI Portfolio, LLC. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit Committee and Governance Committee of Acuity Brands, Inc. He is also a trustee of SunTrust Bank's Ridgeworth Mutual Funds and a director of John Wieland Homes and Neighborhoods Inc.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

			Mr. Guynn's prior role as President and CEO of the Federal Reserve Bank of Atlanta provides our Board of Directors with information and insight in financial and regulatory issues. In addition, Mr. Guynn's financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of Genuine Parts Company and Acuity Brands, Inc., offers a high level of financial literacy and is a valuable asset to our Board of Directors and Audit Committee.

John R. Holder	56	2009	Mr. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing, and management company, and has held this position since 1989. He is a member of the Board of Directors and Audit Committee of Genuine Parts Company. He is also a member of the SunTrust Bank, Regional Board.

Mr. Holder's strategic leadership in the growth of Holder Properties, which has been involved in over 10 million square feet of real estate development totaling in excess of $1.5 billion, as well as his extensive involvement in the financial and marketing areas of that business, serves our Board of Directors well. His service as the Chairman and Chief Executive Officer of Holder Properties, together with various board affiliations which include civic organizations and his recent addition to the Audit Committee of Genuine Parts Company, has given him leadership experience, business acumen and financial literacy beneficial to our Board of Directors and Audit Committee.

J. Hicks Lanier*	71	1969
			Mr. Lanier is our Chairman and Chief Executive Officer, and has held that position since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc. and Genuine Parts Company. He serves on the Audit Committee and Governance & Nominating Committee of SunTrust Banks, Inc. He also serves as the Chairman of the Compensation, Nominating and Governance Committee of Genuine Parts Company and as a member of its Executive Committee. Mr. Lanier previously served as a director of Crawford & Company until his retirement from that position in 2010.

			Mr. Lanier has been employed by our company for more than 45 years, and has been an executive with our company for more than 30 years. He has provided strong leadership to our company as we transformed from our historical domestic manufacturing roots into an international apparel design, sourcing and marketing company concentrated on a portfolio of owned and licensed lifestyle brands and company-owned retail operations. Mr. Lanier's long tenure with our organization has provided him a deep knowledge of our business, and his other varied business experiences, including having served on the boards of six publicly traded companies over the last 30 years, including service on various committees of these boards, exemplifies his leadership skills and offers him insights into compensation and governance issues at public companies, all of which serve our Board of Directors well.

J. Reese Lanier*	68	1974	Mr. Lanier was self employed in farming and related businesses and had this occupation for more than five years until his retirement in 2009.

Mr. Lanier has been affiliated with our company in various official and unofficial capacities for more than 50 years, including having served as a director for more than 35 years. His father was one of the founders of our company. Mr. Lanier's deep knowledge of our business and industry, coupled with his business acumen as a sole proprietor, serves our Board of Directors well.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Dennis M. Love	55	2008
			Mr. Love is President and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, and has served in such capacities since 1987. Mr. Love currently serves as a director of AGL Resources, Inc., as Chairman of its Nominating, Governance and Corporate Responsibility Committee and as a member of its Audit Committee and Executive Committee. Mr. Love is also a director of the Cleveland Group, Inc. Mr. Love served as a director of Caraustar Industries, Inc. from 1999 until its reorganization in 2009.

			Mr. Love has more than 20 years of experience as a chief executive and, as recently as 2009, was a member of the board of directors of two other public companies, which included serving on the Compensation and Employee Benefits Committee of Caraustar Industries, Inc. and the Nominating, Governance and Corporate Responsibility Committee of AGL Resources, Inc. The insight Mr. Love gained through these board affiliations serves our Board of Directors and our Nominating, Compensation & Governance Committee well. In addition, Mr. Love's experience with Printpack Inc. includes successful domestic and international acquisitions. This experience integrating new businesses with existing businesses and Mr. Love's oversight of global operations at Printpack Inc. allows him to offer key insights as we integrate the operations of Sugartown Worldwide, Inc., which we acquired in December 2010, with our own and as certain of our operating groups expand their international operations.

Clarence H. Smith	60	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager-Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

Mr. Smith has more than 15 years of senior management experience, including in his current capacity as President and Chief Executive Officer of Haverty Furniture Companies, Inc. Haverty Furniture Companies, Inc. is an Atlanta-based, publicly traded company with approximately 120 showrooms in 17 states in the Southern and Midwestern regions of the United States, which affords our company, Board of Directors and Nominating, Compensation & Governance Committee valuable insight into compensation, governance and general business practices at a company with a brand management focus and retail and other direct-to-consumer business activities.

Clyde C. Tuggle	49	Nominee
			Mr. Tuggle is Senior Vice President, Global Public Affairs and Communications of The Coca-Cola Company and has held that position since 2009. From 1998 to 2000, Mr. Tuggle worked in Coca-Cola's Central European Division Office in Vienna where he held a variety of positions, including as Director of Operations Development, Deputy to the Division President and Region Manager for Austria. In 2000, Mr. Tuggle was elected Vice President of The Coca-Cola Company. In 2003, he was elected Senior Vice President of The Coca-Cola Company and appointed Director of Worldwide Public Affairs and Communications. From 2005 until 2008, Mr. Tuggle served as President of Coca-Cola's Russia, Ukraine & Belarus Business Unit. From 2008 to 2009, Mr. Tuggle served as Coca-Cola's Senior Vice President, Corporate Affairs and Productivity.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

			In recommending Mr. Tuggle to serve on our Board of Directors, our Nominating, Compensation & Governance Committee noted Mr. Tuggle's more than 10 years of executive management experience at a publicly traded company focused on brand management, as well as his oversight of various aspects of Coca-Cola's operations that are expected to serve our Board of Directors well as we expand the international operations of certain of our operating groups.

Helen B. Weeks	56	1998	Ms. Weeks founded Ballard Designs, Inc. in 1983 and served as Chief Executive Officer until she retired in 2002. Ballard Designs, Inc. is a home furnishing catalog business which is currently part of HSN, Inc. Ms. Weeks also previously served as a member of the Board of Directors of Cornerstone Brands, Inc., which was organized as a conglomerate of companies selling home and leisure goods and casual apparel through catalogs primarily aimed at affluent, well-educated consumers ages 35 to 60.

Ms. Weeks has approximately 20 years of experience in a chief executive capacity. Ms. Weeks' experience in direct-to-consumer businesses, including a catalog business, in particular with business activities aimed at demographics overlapping those of our various operating groups and that may represent future opportunities for our own operating groups, serves our Board of Directors well.

E. Jenner Wood III	59	1995
			Mr. Wood was elected as Chairman, President and CEO of SunTrust Bank, Atlanta / Georgia Division in 2010, and, prior to that, had served as President, Chairman and CEO of SunTrust Bank Central Group since 2001. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2010. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is a director of Crawford & Company and serves on its Nominating / Corporate Governance / Compensation Committee. He is also a director of Georgia Power Company.

			Mr. Wood's professional career includes over 15 years in senior management positions with SunTrust Banks, Inc. and its various affiliates. Mr. Wood's insights with respect to financial issues and the financial services industry generally, including as it relates to the retail and business aspects of SunTrust Bank's operations, together with his extensive experience on the boards of directors and committees of various public and private companies, make him a valuable asset to our Board of Directors.

*
J. Hicks Lanier and J. Reese Lanier are first cousins.

Director Independence

        Our Board of Directors reviews the independence of each of our directors annually and upon learning about intervening events that may impact director independence. In determining director independence, our Board of Directors broadly considers all relevant facts and circumstances, including the corporate governance listing standards of the NYSE. Our Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or management that might impair the director's ability to make independent judgments.

        Our Board of Directors has affirmatively determined that the following seven of our nine current directors are independent: Cecil D. Conlee; George C. Guynn; John R. Holder; J. Reese Lanier; Dennis M. Love; Clarence H. Smith; and Helen B. Weeks. Additionally, our Board of Directors has determined that the new nominee, Mr. Clyde C. Tuggle, is independent.

        In evaluating the independence of Mr. J. Reese Lanier, our Board of Directors noted that the NYSE's corporate governance listing standards previously precluded our Board of Directors from determining Mr. Lanier was independent because, until October 2007, his son had served as one of our executive officers. In March 2011, following the expiration of the three year look-back period under the NYSE's applicable corporate governance listing standards, our Board of Directors evaluated Mr. Lanier's relationships with our company that might be perceived to impair his ability to make independent judgments, including his beneficial ownership or ability to direct the voting of approximately 3% of our outstanding common stock, his service as an employee of our company more than 45 years ago, and his family relationship with our Chairman and Chief Executive Officer. After consideration, including the objectivity of Mr. Lanier's contributions at previous meetings of our Board of Directors, our Board of Directors determined that Mr. J. Reese Lanier is independent.

        Mr. J. Hicks Lanier is an employee of our company and is not independent.

        Mr. E. Jenner Wood III was designated an executive officer of SunTrust Banks, Inc. in December 2008, at which time our Chairman and Chief Executive Officer Mr. J. Hicks Lanier served as a member of the compensation committee of SunTrust Banks, Inc. Mr. Lanier ceased to serve on the compensation committee of SunTrust Banks, Inc. at the first meeting of SunTrust Banks' Board of Directors following Mr. Wood's promotion. However, pursuant to the NYSE's corporate governance listing standards, because Mr. Lanier served on SunTrust Banks, Inc.'s compensation committee at the same time Mr. Wood served as an executive officer of SunTrust Banks, Inc., Mr. Wood was not independent as of the time of such overlapping service (and would similarly not be independent pursuant to such corporate governance listing standards for a period of three years subsequent to the time that such overlap ceased).

Corporate Governance Guidelines; Conduct Policies

        Our Board of Directors has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board of Directors and its committees. In accordance with its charter, our NC&G Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. In addition, as provided under our Corporate Governance Guidelines, our Board of Directors annually conducts a self-evaluation. Our NC&G Committee oversees our Board of Directors' self-evaluation process.

        Our Board of Directors has also adopted a Conflict of Interest and Business Ethics Policy for all of our directors, officers and employees. It is our policy that all such covered persons must avoid any activity that is or has the appearance of being hostile, adverse or competitive with our business, or that interferes with the proper performance of the individual's duties, responsibilities or loyalty to our company. Members of the Executive Committee of our Board of Directors have the authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our employees (including any officer who is also not a director). Our Board of Directors has the exclusive authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our directors.

        In addition, our Board of Directors has adopted an ethical conduct policy applicable to our senior financial officers, including, among others, our chief executive officer and our chief financial officer and controller. Failure to comply with this ethical conduct policy is a serious offense and will result in appropriate disciplinary action. Our Board of Directors has the authority to approve any deviation from or waiver of this ethical conduct policy.

Board Meetings and Committees of our Board of Directors

        During fiscal 2010, our Board of Directors held six meetings. During fiscal 2010, each of our directors attended 100% of the meetings of our Board of Directors and of all committees of which the director was a member during the period he or she was a director or committee member.

        Although we do not have a formal policy regarding attendance by directors at our annual meetings of shareholders, we encourage directors to attend our annual meetings of shareholders in person and, to facilitate attendance by our directors, generally schedule our annual meetings of shareholders to coincide with the date of a quarterly meeting of our Board of Directors. All of our directors attended our 2010 Annual Meeting of Shareholders.

        Our Board of Directors has a standing Executive Committee, Audit Committee and NC&G Committee. The following table identifies the members of each of these committees as of May 1, 2011 and the number of meetings held by each of these committees (and actions taken by written consent in lieu of meetings) during fiscal 2010.

Name	Executive Committee	Audit Committee	NC&G Committee
Cecil D. Conlee*	X	chair
George C. Guynn*		X
John R. Holder*		X
J. Hicks Lanier	chair
J. Reese Lanier*
Dennis M. Love*	X		X
Clarence H. Smith*			chair
Helen B. Weeks*			X
E. Jenner Wood III

Total Number of Meetings	0	4	2
Actions by Written Consent	2	1	5

*
Independent Director

  Executive Committee

        Our Executive Committee has the power to exercise the authority of the full Board of Directors in managing the business and affairs of our company, except that our Executive Committee does not have certain powers that are reserved to our full Board of Directors under the Georgia Business Corporation Code. In practice, our Executive Committee serves as a means for taking action requiring our Board of Directors' approval between its regularly scheduled meetings. Our Board of Directors presently expects that upon Mr. Conlee's retirement as a director at the annual meeting that Mr. Smith will become a member of our Executive Committee.

  Audit Committee

        Our Board of Directors established the Audit Committee in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (which we refer to as the "SEC") to assist our Board of Directors in fulfilling its responsibilities with respect to oversight of the following: (1) the integrity of our financial statements, reporting processes and systems of internal controls; (2) our compliance with applicable laws and regulations; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of our internal audit department and our independent registered public accounting firm.

        The principal duties and responsibilities of our Audit Committee are set forth in its charter. Our Audit Committee may exercise additional authority prescribed from time to time by our Board of Directors.

        Our Board of Directors annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review in March 2011, our Board of Directors determined that each of the members of our Audit Committee is an "audit committee financial expert," as that term is defined by SEC rules and regulations, and is financially literate in accordance with the NYSE's governance listing standards and SEC rules and regulations. In addition, following its review in March 2011, our Board of Directors determined that the new director nominee, Mr. Clyde C. Tuggle, is financially literate in accordance with the NYSE's governance listing standards and SEC rules and regulations. Our Board of Directors presently expects that upon Mr. Conlee's retirement as a director at the annual meeting that, subject to Mr. Tuggle's election to our Board of Directors at the annual meeting, Mr. Tuggle will become a member of our Audit Committee.

  Nominating, Compensation & Governance Committee (or NC&G Committee)

        The purpose of our NC&G Committee is to: (1) assist our Board of Directors in fulfilling its responsibilities with respect to compensation of our executive officers; (2) recommend candidates for all directorships to be filled; (3) identify individuals qualified to serve as members of our Board of Directors; (4) review and recommend committee appointments; (5) take a leadership role in shaping our corporate governance; (6) develop and recommend to our Board of Directors for adoption our Corporate Governance Guidelines; (7) lead our Board of Directors in an annual review of its own performance; and (8) perform other functions that it deems necessary or appropriate.

        Our NC&G Committee also has the following responsibilities, among others, related to compensation matters: (1) administering our stock option and restricted stock plans; (2) administering our Executive Performance Incentive Plan; (3) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives and determining the compensation of our Chief Executive Officer based upon this evaluation; (4) reviewing and approving the compensation of our non-CEO executive officers; and (5) making recommendations to our Board of Directors regarding certain incentive compensation plans and equity-based plans. In addition, as part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking.

        Our Board of Directors has determined that all members of our NC&G Committee are independent in accordance with the NYSE's corporate governance listing standards. To facilitate our NC&G Committee's fulfillment of its responsibilities relating to the compensation of our Chief Executive Officer, as well as certain of our other executive officers, our Corporate Human Resources Department and other internal resources provide information to the committee, upon request. In addition, in reviewing and approving the compensation of our non-CEO executive officers, our NC&G Committee considers the recommendation and evaluation of our Chief Executive Officer. Our NC&G Committee has the authority pursuant to its charter, to form one or more subcommittees and to delegate such authority of the committee to the subcommittees as it deems appropriate.

        Pursuant to its charter, our NC&G Committee has the exclusive authority to retain a compensation consultant to assist in the evaluation of director, chief executive officer or non-CEO executive officer compensation and the non-exclusive authority to retain a search firm to assist in identifying director candidates, to retain outside counsel and to retain any other advisors the committee may deem appropriate. Our NC&G Committee has the sole discretion with respect to the retention and fees payable to any such consultants or advisors it retains.

        For additional information about the role of executive officers and compensation consultants in determining compensation, see "Compensation Discussion and Analysis" below.

Meetings of Non-Employee Directors

        Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately in executive sessions. During fiscal 2010, Mr. Conlee, in his capacity as our presiding independent director, chaired the meetings of our non-employee directors.

Board Leadership; Presiding Independent Director

        Our Board of Directors designates one of its members to serve as chair. We believe that our company and shareholders are best served by having a chair with a wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which we operate. Our Corporate Governance Guidelines expressly provide that our Board of Directors may appoint one individual to serve in the dual capacity of Chief Executive Officer and chair of our Board of Directors, but they do not require that the chair of our Board of Directors be one of our executive officers or employees.

        Mr. J. Hicks Lanier, our Chief Executive Officer, currently serves as Chairman of our Board of Directors. We believe it is common practice among public companies in the United States to have the chief executive officer also chair its board of directors. In particular, in his capacity as our Chief Executive Officer, Mr. Lanier gains insights into the day-to-day operations of our business, including significant activities of our operating groups, operating results, short- and long-term objectives of our various business units and economic trends and factors impacting our business. These insights permit Mr. Lanier to help prepare agendas for Board meetings and lead discussions in a productive and efficient manner. Mr. Lanier's day-to-day operational oversight of our company also facilitates communication with our other directors and various committee members between regularly scheduled meetings of our Board of Directors when circumstances dictate. For example, during fiscal 2010, Mr. Lanier was in regular communications with our other directors on the status of negotiations relating to our acquisition of Sugartown Worldwide, Inc. (which we refer to in this proxy statement as Sugartown), which was completed in December 2010, and the status of negotiations relating to the sale of substantially all of the assets and operations of our former Oxford Apparel Group, which was completed in January 2011.

        Our Board of Directors has also designated Mr. Cecil D. Conlee as our presiding independent director. In his capacity as the presiding independent director, Mr. Conlee sets the agenda for, and chairs, executive sessions of our non-employee directors, serves as a liaison between non-employee directors and our Chairman and serves as a liaison between our shareholders and our non-employee directors. As presiding independent director, Mr. Conlee, who also serves as chair of our Audit Committee, is in regular contact with our Chairman and other members of senior management. These conversations permit Mr. Conlee to facilitate productive discussions during executive sessions of our non-employee directors relating to our operating results and activities, risks to our business, succession planning and business prospects.

        Our Board of Directors regularly reviews the appropriateness of its leadership structure. With an active, engaged presiding independent director, having a supermajority of independent directors, holding regular meetings of our non-employee directors in executive session, having a succession plan for senior management overseen by our Board of Directors and having our Audit Committee and NC&G Committee (each of which reports to our full Board of Directors on a quarterly basis on significant committee activities) comprised solely of independent directors, our Board of Directors is comfortable that its existing leadership structure is in the best interests of our organization and our shareholders.

        Pursuant to our Corporate Governance Guidelines, in the absence of a specific designation by our Board of Directors of a presiding independent director, the chair of our NC&G Committee will serve as the presiding independent director. In March 2011, our Board of Directors reviewed the existing leadership within our Board of Directors, as well as the expected membership on our Board of Directors following the annual meeting. As a result of that review, our Board of Directors presently expects that upon Mr. Conlee's retirement as a director at the annual meeting it would be appropriate for Mr. Smith, who serves as chair of our NC&G Committee, to serve as the presiding independent director.

Board's Role in Risk Oversight

        Our Board of Directors is ultimately charged with overseeing our business, including risks to our business, on behalf of our shareholders. In order to fulfill this responsibility, our Audit Committee, pursuant to its charter, reviews our policies with respect to our company's risk assessment and risk management. At our Audit Committee's direction and with its oversight, we conduct an enterprise risk management program (which we refer to as the "ERM program") on an ongoing basis. At each quarterly meeting of our Audit Committee, a portion of time is devoted to a management report to the committee on the status of the ERM program and particular risks faced by our company. Our Audit Committee actively engages management on potential strategies for reducing, eliminating or mitigating the risks to our organization. Our Audit Committee regularly reports to our Board of Directors on our ERM program. In addition to our ERM program, our Board of Directors examines specific business risks in its regular reviews of our operating groups and also on a company-wide basis as part of its regular strategic reviews.

        As part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. In particular, our compensation program provides for short-term cash incentive payments to individuals throughout our company based on satisfaction of pre-established performance targets. For employees within our various operating groups, these performance targets may be based on performance by the operating group, as a whole, or a specific business unit or business function within that operating group. Employees who are not assigned to a specific operating group typically receive cash incentives based on the satisfaction by our various operating groups of pre-established performance targets and our company as a whole of pre-established performance targets. Each cash incentive award for an individual employee within our organization is subject to a maximum amount payable to the individual. Our senior management, and with respect to our executive officers, our compensation committee, approves applicable performance targets based on our detailed, internal budgets for upcoming fiscal periods. These members of senior management receive monthly financial reports and review and analyze deviations from the budgeted plans to assess whether, among other things, the deviations were the result of inappropriate risk taking. We have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company.

Website Information

        We have posted our Corporate Governance Guidelines, our Conflict of Interest and Business Ethics Policy, our ethical conduct policy for our senior financial officers, our Audit Committee charter and our NC&G Committee charter under the "Corporate Governance" tab on our Internet website at www.oxfordinc.com. We will disclose on our

Internet website at www.oxfordinc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 or 15(d) of the Securities Exchange of 1934, as amended (which we refer to as the "Exchange Act"), (1) the nature of any amendment to our Conflict of Interest and Business Ethics Policy or our ethical conduct policy for our senior financial officers (other than technical, administrative or other non-substantive amendments), (2) our approval of any material departure from a provision of these conduct policies granted to any of our executive officers or directors, or (3) our failure to take action within a reasonable period of time regarding any material departure from a provision of these conduct policies that has been made known to any of our executive officers.

Director Nomination Process

        In accordance with our corporate governance guidelines, our NC&G Committee periodically reviews the skills and characteristics required of our directors in the context of the existing make-up of our Board of Directors. This assessment includes issues such as independence, age, skills such as understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment, and other criteria that our NC&G Committee finds to be relevant.

        Although we do not have a formal policy with respect to our NC&G Committee's consideration of diversity in identifying nominees for directors, our NC&G Committee recognizes that a diversity of viewpoints and practical experiences can enhance our Board of Directors' effectiveness. Accordingly, it is the practice of our NC&G Committee in evaluating potential candidates to serve on our Board of Directors to not only consider the factors identified above but to give particular consideration to the diverse experiences and perspectives that a prospective candidate may bring to our Board of Directors. In order to accomplish its objectives, our NC&G Committee's evaluations of potential candidates generally involve a review of the candidate's background and credentials, interviews by members of our Board of Directors, and discussions among our directors. Based on its evaluation in light of the foregoing factors, our NC&G Committee recommends candidates to our full Board of Directors which, in turn, selects candidates to be nominated for election by the shareholders or to be elected by our Board of Directors to fill a vacancy.

Director Compensation

  Compensation Program for Fiscal 2010

        During fiscal 2010, our non-employee directors received compensation in accordance with the following program guidelines: (1) an annual stock retainer (subject to a limited vesting period generally coinciding with one year of service on our Board of Directors) granted to each non-employee director with a grant date fair value of $30,000; (2) an annual cash retainer of $30,000 payable in quarterly installments to each non-employee director; (3) an additional $10,000 annual cash retainer payable in quarterly installments to the chair of our Audit Committee; (4) an additional $6,000 annual cash retainer payable in quarterly installments to the chair of our NC&G Committee; and (5) a $1,250 meeting fee for each committee or board meeting attended.

        For fiscal 2010, to further encourage our directors to enhance their ownership of our stock, our non-employee directors were given the option to elect to receive the $30,000 annual cash retainer in the form of a one-time restricted stock grant having a grant date fair value of $30,000, subject to a staggered vesting period. Restricted shares granted for fiscal 2010 in lieu of the cash retainer vest as follows: 75% of the shares vested on December 31, 2010; and the remaining 25% of the shares vest on a date coinciding with the vesting date for the annual stock retainer (which is June 13, 2011). For fiscal 2010, Mr. Love elected to receive his cash retainer in the form of restricted stock.

        Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. The number of shares of our restricted stock to be issued in respect of each non-employee director's annual stock retainer (and in respect of the annual cash retainer, if a director elected to receive that portion of his retainer in the form of stock) was based on the closing price of our common stock as reported on the NYSE as of the grant date for the restricted stock.

        Employee directors do not receive an annual retainer or meeting fees for their service on our Board of Directors.

  Director Compensation for Fiscal 2010

        The table below summarizes the compensation for our non-employee directors for fiscal 2010.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Cecil D. Conlee	52,507	29,993	1,374	83,874
George C. Guynn	42,507	29,993	1,135	73,635
John R. Holder	35,007	29,993	1,039	66,039
J. Reese Lanier	37,507	29,993	1,135	68,635
Dennis M. Love	10,015	59,985	1,394	71,394
Clarence H. Smith	46,007	29,993	1,135	77,135
Helen B. Weeks	40,007	29,993	1,135	71,135
E. Jenner Wood III	38,757	29,993	1,135	69,885

(1)
Reflects the grant date fair value associated with stock awards made to each of our directors during fiscal 2010, as calculated in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation ("FASB Topic 718").

The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 31, 2011.

The table below summarizes the grant date fair value of stock awards to each of our non-employee directors during fiscal 2010 and the aggregate number of restricted shares of our common stock held by each of our non-employee directors as of January 29, 2011.

Name	Grant Date Fair Value ($) June 30, 2010	Restricted Shares Held at January 29, 2011 (#)
Cecil D. Conlee	29,993	1,933
George C. Guynn	29,993	1,933
John R. Holder	29,993	1,433
J. Reese Lanier	29,993	1,933
Dennis M. Love	59,985	1,791
Clarence H. Smith	29,993	1,933
Helen B. Weeks	29,993	1,933
E. Jenner Wood III	29,993	1,933
(2)
Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. Amounts in respect of perquisites and other personal benefits provided to each of our directors during fiscal 2010, consisting of discounted and complimentary apparel and related merchandise, had a total value of less than $10,000 and, in accordance with SEC rules and regulations, are excluded from this table.

  Director Deferred Compensation Plan

        Effective September 1, 2010, our Board of Directors approved an amendment to our non-qualified deferred compensation plan to allow non-employee directors to participate. Our non-employee directors are eligible to defer receipt of up to 100% of their cash retainers and/or board and committee meeting fees.

        Under our deferred compensation plan, our non-employee directors are permitted to "invest" their deferred fees among a platform of investment options that are available to employees eligible to participate in the plan. Our deferred compensation plan is an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating directors with the long-term interests of our shareholders.

        Generally, our non-employee directors may elect to receive distributions of their deferred compensation account balances as "in service" distributions starting at least two years following the year of the applicable contributions (in a single sum or in annual installment payments over a period of up to five years) or, following termination of service as a director, in annual installment payments over a period of up to 15 years. None of our non-employee directors elected to participate in our deferred compensation plan upon first becoming eligible during 2010; however, two of our non-employee directors have elected to participate in our deferred compensation plan in calendar year 2011.

  Director Stock Ownership and Retention Guidelines

        Our Board of Directors has established stock ownership guidelines for our non-employee directors. The ownership guidelines specify a target number of shares of our common stock that our non-employee directors are expected to accumulate and hold within three years of the later of the effective date of the guidelines or the date of appointment to our Board of Directors (which we refer to as the "director's determination date"). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the director's determination date) and the amount of the director's annual retainer as of the director's determination date. Pursuant to these guidelines, each of our non-employee directors is expected to own or acquire shares of our common stock having a fair market value equal to one times his or her annual retainer (including both the cash and stock components of the retainer).

        Shares owned outright by a non-employee director or by members of his or her immediate family sharing the same household, restricted stock and shares held in trust for the benefit of the non-employee director or his or her immediate family are counted towards satisfying the applicable guideline. As of May 1, 2011, each of our directors had satisfied the applicable stock ownership guideline.

        In March 2011, our Board of Directors, on the recommendation of our NC&G Committee, implemented enhancements to our Corporate Governance Guidelines to provide for a retention guideline, or holding period, applicable to our non-employee directors of nine months for stock acquired upon the exercise of options (if and when applicable) or lapse of restrictions on restricted stock (net of funds necessary to pay the exercise price of stock options and for payment of applicable taxes). As implemented, the retention period applies to all then outstanding, unvested grants of equity awards to our non-employee directors, as well as any subsequent awards.

EXECUTIVE OFFICERS

        The following table sets forth information about our executive officers as of May 1, 2011:

Name	Age	Position Held
J. Hicks Lanier	71	Chairman and Chief Executive Officer
Scott A. Beaumont	57	CEO, Lilly Pulitzer Group
Thomas E. Campbell	47	Senior Vice President-Law and Administration, General Counsel and Secretary
Thomas C. Chubb III	47	President
K. Scott Grassmyer	50	Senior Vice President-Finance, Chief Financial Officer and Controller
Dennis D. MacCulloch	67	President, Lanier Clothes
Panayiotis P. Philippou	53	CEO, Ben Sherman Group
Terry R. Pillow	58	CEO, Tommy Bahama Group

        All of our executive officers are elected by and serve at the discretion of our Board of Directors.

        Mr. J. Hicks Lanier is our Chairman and Chief Executive Officer, and has held that position since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc. and Genuine Parts Company. He serves on the Audit Committee and Governance & Nominating Committee of SunTrust Banks, Inc. He also serves as the Chairman of the Compensation, Nominating and Governance Committee of Genuine Parts Company and as a member of its Executive Committee. Mr. Lanier previously served as a director of Crawford & Company until his retirement from that position in 2010.

        Mr. Scott A. Beaumont is CEO, Lilly Pulitzer Group (one of our operating groups), and has held that position since December 2010 when we acquired Sugartown, which designed, marketed and distributed apparel, accessories and home fashions under the Lilly Pulitzer® trademark. Prior to our acquisition of Sugartown, Mr. Beaumont served as its Chairman and Chief Executive Officer since co-founding the company in 1993. Mr. Beaumont has served as a member of the Board of Directors of CSS Industries, Inc. since 2005 and currently serves as a member of its Audit Committee and its Nominating and Governance Committee.

        Mr. Thomas E. Campbell was promoted to the position of Senior Vice President-Law and Administration, General Counsel and Secretary in April 2011. Mr. Campbell served as our Senior Vice President-Law, General Counsel and Secretary from 2008 until April 2011 and as our Vice President-Law, General Counsel and Secretary from 2006 to 2008.

        Mr. Thomas C. Chubb III is President, and has held that position since 2009. He served as our Executive Vice President from 2004 until 2009 and, from 1999 to 2004, he served as our Vice President, General Counsel and Secretary.

        Mr. K. Scott Grassmyer was promoted to the position of Senior Vice President-Finance, Chief Financial Officer and Controller in April 2011. Mr. Grassmyer served as our Senior Vice President, Chief Financial Officer and Controller from 2008 until April 2011 and as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002.

        Mr. Dennis D. MacCulloch is President, Lanier Clothes (one of our operating groups), and has held that position since 2010. From 2005 until 2010, Mr. MacCulloch served as President, National Accounts for Lanier Clothes. From 1997 until 2005, Mr. MacCulloch served as Vice President, National Accounts for Lanier Clothes.

        Mr. Panayiotis P. Philippou is CEO, Ben Sherman Group (one of our operating groups), and has held that position since 2010. Mr. Philippou joined our company in 2009 as CEO-elect of Ben Sherman Group. From 2007 until 2009, Mr. Philippou served as CEO of World Design & Trade Co. Ltd., a designer and wholesaler of branded men's and women's casual wear. From 1995 until 2007, Mr. Philippou was employed by Diesel S.p.A., an Italian based apparel design company, including as Managing Director of Diesel UK starting with that division's launch in 2003, and later as CEO of Diesel S.p.A.'s North American operations.

        Mr. Terry R. Pillow is CEO, Tommy Bahama Group (one of our operating groups), and has held that position since 2008. Prior to joining our company, from 2005 to 2006, Mr. Pillow served at Polo Ralph Lauren Corporation as President & Chief Executive Officer, Ralph Lauren Footwear.

        In addition, the following individuals served as executive officers of our company during a significant portion of fiscal 2010:

        Mr. Knowlton J. O'Reilly served as our Group Vice President from 2007 until his retirement in December 2010.

        Mr. Scott D. Sennett served as President, Oxford Apparel Group from March 2010 until December 2010, when his employment with our company ended in connection with our sale of substantially all of the assets and operations of the Oxford Apparel Group (which was previously one of our operating groups).

EXECUTIVE COMPENSATION

Fiscal Years

        We refer in this proxy statement to "fiscal 2008," which is the 52 week period which commenced on February 3, 2008 and ended on January 31, 2009; "fiscal 2009," which is the 52 week period which commenced on February 1, 2009 and ended on January 30, 2010; "fiscal 2010," which is the 52 week period which commenced on January 31, 2010 and ended on January 29, 2011; and "fiscal 2011," which is the 52 week period which commenced on January 30, 2011 and will end on January 28, 2012.

Named Executive Officers for Fiscal 2010

        Under the rules of the SEC, we are required to disclose compensation and related information relating to our principal executive officer, our principal financial officer, our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of fiscal 2010 and up to two additional individuals for whom disclosure would have been provided pursuant to the preceding but for the fact that the individual was not serving as an executive officer at the end of fiscal 2010.

        We have determined under these rules that our "named executive officers" for fiscal 2010 are as follows: (1) Mr. J. Hicks Lanier, our Chairman and Chief Executive Officer (who is our principal executive officer); (2) Mr. K. Scott

Grassmyer, our Senior Vice President-Finance, Chief Financial Officer and Controller (who is our principal financial officer); (3) Mr. Thomas C. Chubb III, our President; (4) Mr. Dennis D. MacCulloch, President, Lanier Clothes; (5) Mr. Knowlton J. O'Reilly, who served as our Group Vice President during fiscal 2010 (but was not serving as an executive officer at the end of fiscal 2010); (6) Mr. Terry R. Pillow, CEO, Tommy Bahama Group; and (7) Mr. Scott D. Sennett, who served as President, Oxford Apparel Group during fiscal 2010 (but was not serving as an executive officer at the end of fiscal 2010).

        Because Messrs. MacCulloch and Sennett were not named executive officers for fiscal 2008 and fiscal 2009, compensation information for these individuals for those prior years is not included in this proxy statement.

Compensation Discussion and Analysis

  Executive Summary

        We operate in the highly competitive apparel industry, which is cyclical and dependent upon the overall level of discretionary consumer spending. Weak global economic conditions that began in fiscal 2008 continued to impact each of our operating groups through fiscal 2010, although we did observe some signs of recovery in fiscal 2010.

        Despite the economic challenges, fiscal 2010 represented a watermark year for us in our transformation from our historical domestic manufacturing roots towards a focus on designing, sourcing and marketing apparel products bearing prominent trademarks owned by us. In December 2010, we acquired all of the outstanding capital stock of Sugartown, which designed, marketed and distributed apparel, accessories and home fashions under the Lilly Pulitzer® trademark, and in January 2011, we completed the sale of substantially all of the assets and operations of our former Oxford Apparel Group, which produced a mix of private label and branded sportswear, primarily for department stores, mass merchants, national chains and discount retailers. Beyond consummating these transactions on financial terms we considered to be advantageous, we also managed to exceed our original budgeted plans for top line and bottom line performance at each of our continuing operating groups.

        Our stock price increased 34% from the end of fiscal 2009 to the end of fiscal 2010, which we consider to be a reflection of our shareholders' evaluation of our company as a result of the foregoing transactions and our performance during fiscal 2010.

        Significant Actions for Fiscal 2009.    For background, we took certain significant actions related to compensation for our named executive officers during fiscal 2009 in response to the challenging business conditions that prevailed at the time. These actions included the following: (1) we instituted a freeze in base salaries for our executive officers (with the exception of increases in the limited case of promotions); (2) at the request of Mr. Lanier, our NC&G Committee (which we refer to in this section of the proxy statement as our "compensation committee") approved a 40% reduction in the base salary paid to Mr. Lanier; (3) Messrs. Lanier, Grassmyer and Chubb each voluntarily declined cash incentive awards that he would have otherwise received in respect of fiscal 2008; (4) our compensation committee suspended our annual cash incentive program for our named executive officers under our Executive Performance Incentive Plan (which we refer to as the "EPIP"); (5) after considering the significant reductions in cash compensation opportunities for our named executive officers for fiscal 2009 and in order to incent retention of key members of management and sufficiently align the interests of our shareholders and management, our compensation committee approved restricted stock grants to certain of our named executive officers that were greater than the number of shares granted to them in prior fiscal years; (6) effective July 1, 2009, we temporarily suspended matching contributions under our Retirement Savings Plan; and (7) for calendar year 2010, we reduced the rate of company matching contributions under our Deferred Compensation Plan.

        Significant Actions for Fiscal 2010.    Although we were optimistic about our prospects as an organization for fiscal 2010, in recognition of the economic risks inherent from the continuing recessionary conditions and reduced consumer confidence, and consistent with our efforts to contain costs and mitigate risks, we took several actions in fiscal 2010 related to compensation for our named executive officers, including the following:

  •
  In March 2010, at Mr. Lanier's insistence, our compensation committee approved no change in the base salary payable to Mr. Lanier for fiscal 2010 (as described below under "—Base Salaries for Fiscal 2010—Chief Executive Officer's Review and Base Salary");

  •
  In respect of fiscal 2010, our compensation committee reinstated our annual cash incentive program under our EPIP for our named executive officers but approved performance goals under the incentive program based exclusively on the performance of our company or the applicable operating group, and because our performance exceeded the target performance goals under our EPIP, awards were earned in excess of target;

  •
  In light of the size of equity awards to certain of our named executive officers during fiscal 2009, Messrs. MacCulloch and Sennett, both of whom were promoted to a position of being the principal executive of one of our operating groups, were the only named executive officers granted equity awards for fiscal 2010;

  •
  We limited increases in base salaries for our named executive officers to instances where our compensation committee identified a material deficiency in the base salaries paid to an executive officer relative to similar positions identified using industry and general market data or in the case of promotions or the assumption of additional responsibilities;

  •
  We reinstated company matching contributions payable under our Retirement Savings Plan for calendar year 2010 but at a lower rate than had been in effect during the first half of calendar year 2009;

  •
  For calendar year 2010, we reduced the rate of company matching contributions under our Deferred Compensation Plan;

  •
  In recognition of Mr. O'Reilly's dedicated efforts to completing our sale of substantially all of the assets and operations of our Oxford Apparel Group, our compensation committee approved a special award of $412,500 payable in cash to Mr. O'Reilly following the completion of that transaction; and

  •
  In furtherance of ensuring a successful transition of the assets and operations of our former Oxford Apparel Group following the sale transaction, and consistent with the terms of special awards we paid to other similarly situated employees of Oxford Apparel Group whose employment ended in connection with the transaction, our compensation committee approved a special award of $568,250 payable in cash to Mr. Sennett subject to Mr. Sennett's continued employment by the purchaser at the time of payout (unless employment was terminated by the purchaser involuntarily without cause).

        Significant Actions for Fiscal 2011.    We recognize that our company may face numerous challenges for fiscal 2011, including the still uncertain economic environment on consumer demand and pricing pressures on raw materials, fuel, transportation and other costs necessary for the production and sourcing of our products. However, we believe that we are well positioned to capitalize on our businesses and believe that the actions we have taken with respect to executive compensation for fiscal 2011 reflects that conservative optimism. Significantly, (1) in February 2011, our compensation committee engaged an outside compensation consultant to conduct a comprehensive review of the compensation paid to our executive officers and to facilitate the development of a performance-based equity incentive compensation program which may be implemented in future periods, if our compensation committee deems appropriate; (2) in March 2011, Mr. Lanier again insisted on no increase in his base salary despite our compensation committee's belief that Mr. Lanier's leadership through fiscal 2010 more than merited a reinstatement of his base salary at a level commensurate with similarly situated chief executives identified in market surveys, and as a result, our compensation committee approved no change in the base salary payable to Mr. Lanier for fiscal 2011; (3) our compensation committee limited increases in base salaries for our other named executive officers to instances where it identified a material deficiency in the base salary paid to an executive officer relative to similar positions identified using industry and general market data or in the case of promotions or the assumption of additional responsibilities; (4) in respect of fiscal 2011, our compensation committee again approved an annual cash incentive program under our EPIP for our continuing named executive officers with challenging performance goals based exclusively on the performance of our company or the applicable operating group; and (5) in light of the size of equity awards to certain of our named executive officers in recent fiscal years, and in recognition of our compensation committee's engagement of a compensation consultant to review the compensation paid to our executive officers and facilitate the development of a performance-based equity incentive compensation program for future periods, our compensation committee approved no equity awards to our named executive officers for fiscal 2011.

  Compensation Philosophy and Objectives

        Our executive compensation programs are designed to:

  •
  maintain a strong link between pay and performance for compensation paid to our executive officers (generally through the use of both cash incentive awards conditioned on company or operating group performance and stock based awards that fluctuate in value based on the price of our common stock);

  •
  align our executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and

  •
  ensure that we are able to attract and retain talented individuals who can deliver outstanding business performance.

        Prior to fiscal 2009, our compensation committee, in approving the compensation for our Chief Executive Officer, targeted total cash compensation at the median of the total cash compensation paid to similarly situated chief executives identified in market surveys (as further described below under "—Role of Executive Officers in Compensation Decisions; Compensation Consultants; Market Data"). For our other executive officers, we have historically targeted total cash compensation (base salary and cash incentive awards) between the median and 75th percentile of total cash compensation relative to similar positions identified using industry and general market data. While we target total cash compensation between the median and 75th percentile for these other executive officers, in establishing specific base salary amounts and cash incentive award target amounts payable to any individual executive officer, our compensation committee takes into consideration other factors, such as the specific individual's prior performance and accomplishment of significant business strategies, an individual's prior employment experience and compensation history, other factors related to the scope or unique nature of the incumbent's job responsibilities, and geographic distinctions.

        In approving the amount of long-term equity compensation paid to our executive officers, our compensation committee reviews market data to understand trends and general compensation practices (for example, typical vesting periods and/or types of equity grants). However, in establishing specific equity awards made to our executive officers, our compensation committee generally exercises its own judgment as to the number of shares necessary to accomplish the specific objectives of a particular award (for example, retention, alignment of the interests of our executive officers with our shareholders, rewarding individual performance and/or rewarding business performance).

        Our compensation committee reviews all components of the compensation payable to our executive officers, including base salaries, cash incentive awards, and long-term equity compensation. In addition, our NC&G Committee considers and reviews our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. Our compensation committee mitigates unnecessary risk taking by our named executive officers by establishing maximum payouts on short-term cash incentive awards that may be established from time to time, and by ensuring extensive involvement by senior management and the committees of our Board of Directors in evaluating potential risks.

  Role of Executive Officers in Compensation Decisions; Compensation Consultants; Market Data

        Executive Officers.    To assist our compensation committee, the agenda for each meeting of the committee is prepared by our compensation committee in consultation with our senior management, as appropriate. Our senior management, in particular our General Counsel and our Senior Vice President-Human Resources, is responsible for providing appropriate agenda materials for our compensation committee's review and consideration. Our Chief Executive Officer, President, General Counsel and Senior Vice President-Human Resources regularly attend meetings of our compensation committee, excluding portions of meetings during which the committee may request to meet without one or more of such officers present.

        With the oversight of our compensation committee and Chief Executive Officer, our President and our Senior Vice President-Human Resources are tasked with reviewing and summarizing market survey data on executive compensation, analyzing trends in executive compensation, summarizing data (obtained from survey data and proxy data) relating to the range(s) of compensation for chief executive officers and other executives at comparator companies, and making preliminary recommendations on executive officer compensation (other than the compensation of our Chief Executive Officer) to our Chief Executive Officer. Our Chief Executive Officer reviews the materials relating to compensation of these other executive officers and makes recommendations to our compensation committee annually. In making his recommendations to our compensation committee, our Chief Executive Officer considers various factors, including an individual's performance with our company, achievement of strategic business objectives, compensation history and similar factors. Our compensation committee considers our Chief Executive Officer's recommendations with respect to the compensation paid to other executive officers in approving the components of those officers' compensation.

        To assist our compensation committee with establishing company and operating group performance goals for performance based compensation and in making determinations that relate to our or an operating group's satisfaction of applicable performance criteria, our Chief Financial Officer provides our compensation committee with requested information relating to our budgeted plans for future periods and our historical financial performance, including providing certifications as to actual performance relative to established performance measures. Our compensation committee considers our Chief Financial Officer's information and certifications in establishing performance measures and in determining whether we have, or the applicable operating group has, met or exceeded the applicable performance measure.

        Compensation Consultants.    Pursuant to its charter, our compensation committee has the exclusive authority to retain a compensation consultant to assist in the evaluation of, among other things, chief executive officer and non-CEO executive officer compensation. Our compensation committee has the sole discretion with respect to the retention and fees payable to any such consultant it retains.

        To help facilitate its review and approval of executive compensation, in February 2011, our compensation committee engaged James F. Reda & Associates, LLC to conduct a comprehensive review of the compensation paid to our executive officers, including a more concentrated identification of peer companies with whom we compete for executive talent, a categorization of our executive officers by position to identify appropriate market survey comparisons, and an assessment of the amount and allocation of total compensation opportunities for our executive officers. In addition, our compensation committee engaged James F. Reda & Associates, LLC to assist in developing a performance-based equity incentive compensation program which may be implemented in future periods, if our compensation committee deems appropriate. The review of compensation paid to our named executive officers, including market survey data provided by James F. Reda & Associates, LLC, was utilized by our compensation committee in evaluating and approving executive compensation decisions for fiscal 2011.

        Market Data.    We utilize market surveys to obtain a general understanding of compensation practices and trends, and in evaluating market comparison of compensation paid to our named executive officers, when making compensation recommendations and decisions for our named executive officers. For fiscal 2010 compensation reviews, we utilized the applicable Towers Watson Survey Reports on Top Management Compensation; Salary.com's Apparel and Footwear Industry Surveys; Mercer's U.S. Retail Compensation and Benefits Surveys; Mercer's U.S. Apparel Industry Compensation and Benefits Surveys; and Equilar, Inc.'s 2009/2010 Top 25 Survey.

        In addition, our compensation committee reviews compensation data obtained from publicly available sources from comparator companies in order to do a "market check" to ensure that the compensation paid to our named executive officers does not significantly deviate from the compensation paid to executive officers at those comparator companies. For fiscal 2010, for purposes of conducting its market check, our compensation committee reviewed compensation data from the following companies:

Aaron Rents, Inc. Caraustar Industries, Inc. Carter's, Inc. Columbia Sportswear Company Crawford & Company Haverty Furniture Companies, Inc.	Interface, Inc. Jones Apparel Group, Inc. Liz Claiborne, Inc. Perry Ellis International, Inc. Phillips-Van Heusen Corporation Polo Ralph Lauren Corporation	Rollins, Inc. The Warnaco Group, Inc. Total System Services, Inc. V. F. Corporation

  Elements of Executive Officer Compensation

        Total compensation for our named executive officers has traditionally consisted of the following components:

Compensation Component	Overview	Purpose
Base Salary	Base salary provides a fixed amount of cash compensation to our named executive officers.	Base salary provides a competitive level of guaranteed cash compensation that allows us to attract and retain qualified executives and to compensate them for performing basic job responsibilities.

Compensation Component	Overview	Purpose
Short-Term/Annual Incentive Compensation	Cash incentive awards under the EPIP provide our named executive officers with variable cash compensation opportunities based on company, operating group and/or individual performance.
Cash incentive awards are used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company's performance; motivate our executive officers to work to achieve and exceed specific company performance goals; and facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code.

Long-Term Equity Compensation (Restricted Stock Grants)	Long-term equity compensation awards, either service-based or performance-based, may be provided to our named executive officers under	Restricted stock grants further align the interests of our named executive officers with those of our shareholders by encouraging retention and rewarding increases in stock price.
our Long-Term Stock Incentive Plan (which we refer to as the "LTIP") with scheduled vesting periods.
Other Benefit Plan Participation Opportunities	Our named executive officers are generally eligible to participate in various health, life insurance, retirement, stock purchase and disability benefit plans we have established.	These benefit plans are designed to attract and retain key employees by providing benefits competitive with those generally available.

Perquisites	From time to time, our named executive officers receive discounts on merchandise purchased directly	These perquisites are designed to attract and retain key employees by providing perquisites that are common practice within our industry.
from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise.

        In approving the total compensation paid to our named executive officers, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term equity compensation. However, our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges that are developed at the direction of our compensation committee and our Chief Executive Officer based on market surveys (as further described above under "—Role of Executive Officers in Compensation Decisions; Compensation Consultants; Market Data").

        Cash Compensation Mix.    Our compensation committee generally increases target incentive award levels for an executive officer as such officer's responsibilities within our organization increase, thereby more heavily weighting the variable elements of cash compensation for our most senior executive officers who are more likely to have a strong and direct impact in achieving strategic and financial goals that are most likely to affect shareholder value. Our compensation committee believes that the best interests of our shareholders are served by subjecting a meaningful proportion of each of our named executive officers' total cash compensation to the achievement of company and/or divisional performance that represents meaningful value to our company.

  Base Salary

        Our compensation committee utilizes base salaries to provide a fixed amount of compensation to our named executive officers for the performance of their duties. Base salaries of our named executive officers are reviewed on an annual basis. Our Chief Executive Officer recommends the salaries of all of our executive officers (other than our Chief Executive Officer) to our compensation committee based on his review of each individual's performance and contributions to the business. Recommendations for changes in salary are based on an executive officer's individual performance, the assumption of greater responsibilities and the accomplishment of significant business strategies, as well as the relationship of the individual's current salary to market comparisons. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) the recommended salaries of all of our other executive officers.

  Base Salaries for Fiscal 2010

        Chief Executive Officer's Review and Base Salary.    In March 2010, our compensation committee evaluated Mr. Lanier's performance during fiscal 2009, including in particular Mr. Lanier's oversight and leadership in the face of challenging economic conditions. As part of its review, our compensation committee noted the following significant achievements by our company during fiscal 2009 that were attributable to Mr. Lanier's leadership:

  •
  the successful consummation of a $150 million senior secured notes issuance, which facilitated our satisfaction and discharge of $166.8 million of outstanding senior notes, despite tremendous turbulence in the capital markets throughout 2009;

  •
  our company exceeding by more than $13 million its initially stated objective to reduce selling, general and administrative (SG&A) expenses during fiscal 2009 by $40 million (relative to SG&A expenses during fiscal 2008);

  •
  our company reducing the level of our inventories on our balance sheet by more than 35% at the end of fiscal 2009 (relative to the end of fiscal 2008), which was consistent with our initially stated plan to mitigate risks to our company from excessive inventory levels;

  •
  our company achieving increased gross margins of 41.7% of net sales, on a consolidated basis, in fiscal 2009 compared to gross margins of 40.9% of net sales, on a consolidated basis, in fiscal 2008, which reflected our company's objective to avoid becoming overly promotional like many apparel companies;

  •
  the improvements in operating profitability in our Oxford Apparel and Lanier Clothes operating groups, even taking into account adjustments for unusual charges during fiscal 2008, which reflected the successful restructuring efforts that Mr. Lanier oversaw in those operating groups; and

  •
  significant leadership succession planning and execution, including the recruitment and hiring of new business unit leaders for our Ben Sherman Group and our former Oxford Apparel Group in anticipation of the retirements of the respective heads of those two groups, as well as the promotion of Mr. Chubb to President of our company.

        In light of Mr. Lanier's accomplishments during fiscal 2009, our compensation committee believed it would be appropriate to reinstate Mr. Lanier's base salary at a level commensurate with chief executives at comparator companies. Our compensation committee noted that according to a Salary.com Apparel & Footwear Survey of apparel companies with revenues between $500 million and $1.5 billion, median chief executive base salary was $850,000, and according to a Towers Watson Top Management Survey of retail and wholesale apparel companies, median chief executive base salary was $1,000,000. Despite our compensation committee's belief that Mr. Lanier's performance during fiscal 2009 merited a significant increase that would align his base salary with that paid to comparably situated chief executives and be more comparable to his base salary in years prior to fiscal 2009, at Mr. Lanier's insistence, our compensation committee approved no change in Mr. Lanier's annual base salary of $500,000 for fiscal 2010.

        Base Salaries for our Other Named Executive Officers.    In recommending the base salaries of each of our other named executive officers, Mr. Lanier (in collaboration with our Corporate Human Resources Department and, other than with respect to his own salary, our President) evaluated the compensation paid to such officers in the context of the individual's job level, the salary range reflected in applicable survey data, the individual's responsibility within the organization as a whole and the individual's personal performance during fiscal 2009.

        In light of the efforts put forth by each of Mr. Grassmyer and Mr. Chubb during fiscal 2009, including their efforts in our consummation of a $150 million senior secured notes issuance in June 2009, leading cost-cutting efforts within our organization, the assumption of greater responsibilities by each of these individuals during fiscal 2009, including in particular Mr. Chubb's assumption of oversight responsibilities of certain of our operating groups, and their existing base salaries relative to market data, Mr. Lanier recommended, and our compensation committee approved, a 2.8% increase in base salary (to $272,500) for Mr. Grassmyer and a 10% increase in base salary (to $550,000) for Mr. Chubb, effective April 1, 2010.

        In April 2010, Mr. MacCulloch was promoted to the position of President, Lanier Clothes upon the retirement of his predecessor. Mr. Sennett was hired by our company to succeed Mr. O'Reilly in overseeing the operations of our former Oxford Apparel Group. Although Mr. O'Reilly continued to be employed by our company at the time, supervisory responsibilities with respect to our Oxford Apparel Group were turned over to Mr. Sennett in March 2010. As a result of these promotions, each of Mr. MacCulloch and Mr. Sennett took on significant executive-level responsibilities for fiscal 2010. In light of these promotions, following a review of market survey data, Mr. Lanier recommended, and our compensation committee approved, a 25.1% increase in base salary (to $275,000) for Mr. MacCulloch and a 10% increase in base salary (to $385,000) for Mr. Sennett, effective March 1, 2010.

        Mr. Pillow's annual base salary of $750,000 was established in connection with his initial employment with our company during fiscal 2008. In making a recommendation to our compensation committee with respect to Mr. Pillow's base salary for fiscal 2010, Mr. Lanier noted Mr. Pillow's successful transition to our company and his leadership of our Tommy Bahama Group during the challenging economic conditions of fiscal 2009, as well as Mr. Lanier's assessment that Mr. Pillow's base salary was consistent with, or above, that paid to similarly situated executives with his level of responsibility. As a result, although Mr. Lanier believed that Mr. Pillow's efforts merited an increase in his base salary, after consultation with Mr. Pillow and Mr. Pillow's support of not receiving an increase in his base salary for fiscal 2010, Mr. Lanier recommended, and our compensation committee approved, no change in Mr. Pillow's base salary for fiscal 2010.

        In making a recommendation to our compensation committee with respect to Mr. O'Reilly's base salary, Mr. Lanier reviewed Mr. O'Reilly's performance during fiscal 2009 and noted Mr. O'Reilly's tremendous work in streamlining our Oxford Apparel Group's operations and turning around the operating results of that business. However, in recognition of Mr. O'Reilly's expected retirement during fiscal 2010 and our compensation committee's acceleration in January 2010 of the vesting date for 62,500 shares of restricted stock granted to Mr. O'Reilly during fiscal 2008 and fiscal 2009, following consultation with Mr. O'Reilly and with Mr. O'Reilly's support of not receiving an increase in his base salary for fiscal 2010, Mr. Lanier recommended, and our compensation committee approved, no change in Mr. O'Reilly's base salary for fiscal 2010.

  Base Salaries for Fiscal 2011

        Chief Executive Officer's Review.    In March 2011, our compensation committee evaluated Mr. Lanier's performance during fiscal 2010, including Mr. Lanier's advancement of our fundamental strategy of transitioning towards becoming a portfolio of compelling lifestyle brands. In light of Mr. Lanier's accomplishments during fiscal 2010, our compensation committee believed it would be appropriate to increase Mr. Lanier's base salary to a level commensurate with similarly situated chief executives, as reflected in market survey data reviewed by the committee; however, at Mr. Lanier's insistence, our compensation committee approved no change in Mr. Lanier's annual base salary of $500,000 for fiscal 2011.

        In making recommendations with respect to the base salary paid to each of our other continuing named executive officers for fiscal 2011, Mr. Lanier noted that each of those individuals significantly contributed to our company's successes during fiscal 2010. In particular, Mr. Lanier noted, among other things, Mr. Chubb's additional oversight responsibilities with respect to certain of our operating groups, including our new Lilly Pulitzer Group, as well as his significant contributions to our successful completion of our acquisition of Sugartown and our sale of substantially all of the assets and operations of our former Oxford Apparel Group. With respect to Mr. Grassmyer, Mr. Lanier identified Mr. Grassmyer's tireless efforts towards consummation of the two significant transactions completed in fiscal 2010 and his expected assumption of greater responsibilities during fiscal 2011 consistent with his April 2011 promotion. With respect to each of Messrs. MacCulloch and Pillow, Mr. Lanier noted, among other things, how each had successfully led his respective operating group in exceeding our own plans for those operating groups with respect to sales and operating income. Despite these tremendous accomplishments, following a review of the applicable market survey data and consultation with each of these executive officers, Mr. Lanier recommended, and our compensation committee approved, changes only in the base salaries payable to Mr. Grassmyer (a 3.7% increase to $282,500) and Mr. MacCulloch (a 2.7% increase to $282,500), which became effective April 1, 2011.

  Short-Term Incentive Compensation

        Our compensation committee utilizes cash incentive awards under the EPIP to provide our named executive officers with variable cash compensation opportunities based on company, operating group and/or individual performance.

        Fiscal 2010 Incentives.    For fiscal 2010, our compensation committee approved an annual cash incentive program for our named executive officers; the annual cash incentive program had been suspended for fiscal 2009. Unlike in prior fiscal years, when cash incentives under our EPIP included a more subjective individual performance element, our compensation committee approved target awards and set performance goals under the fiscal 2010 incentive program based exclusively on the performance of our company or applicable operating group during fiscal 2010. The committee believed that closely linking the cash incentive award to the objective performance of our company and its operating groups was consistent with its goal to motivate our named executive officers to achieve and exceed company specific goals that contribute to the inherent value of our organization. Our compensation committee retained "downward discretion" to reduce (but not to increase) the total cash incentive awards payable to any of our named executive officers.

        Consistent with this objective, for those of our named executive officers who were expected to remain employed by our company for the duration of fiscal 2010, our compensation committee approved target and maximum award levels expressed as a percentage of each of the named executive officers' base salary for fiscal 2010, as follows:

	Incentive Awards (% of Base Salary)
Name	At Threshold	At Target	At Maximum
J. Hicks Lanier	0.0	105.0	157.5
K. Scott Grassmyer	0.0	45.0	67.5
Thomas C. Chubb III	0.0	55.0	82.5
Dennis D. MacCulloch	0.0	45.0	67.5
Terry R. Pillow	0.0	60.0	100.0
Scott D. Sennett	0.0	45.0	67.5

        For cash incentive awards that could become payable to Mr. Lanier, Mr. Grassmyer and/or Mr. Chubb, our compensation committee approved individual performance measures based on return on net assets, as adjusted for specifically identified non-recurring or unusual items (RONA), and profit before taxes, as adjusted for specifically identified non-recurring or unusual items (PBT), of our company and/or each of our operating groups. The total incentive award for each of these individuals was comprised of distinct performance measure components tied to each of our operating groups and/or our company as a whole.

        For cash incentive awards that could become payable to Mr. MacCulloch, the incentive award was based entirely on our Lanier Clothes operating group's satisfaction of applicable RONA targets. For cash incentive awards that could become payable to Mr. Pillow, the incentive award was based entirely on Tommy Bahama Group's satisfaction of applicable PBT targets. For cash incentive awards that could become payable to Mr. Sennett, the incentive award was based entirely on our Oxford Apparel Group's satisfaction of applicable RONA targets. For each of these individuals, no incentive would be payable under the EPIP unless the applicable threshold performance measure for the applicable operating group was satisfied.

        In establishing performance targets for cash incentive award opportunities for each of our named executive officers for fiscal 2010, our compensation committee took into consideration our budgeted plans for the fiscal year and our initial earnings guidance for fiscal 2010 (which was disclosed in our March 29, 2010 earnings press release). The performance measures established by our compensation committee at target for our company and each of our operating groups represented between approximately 85% and 110% of the returns necessary to achieve the earnings initially forecast in our earnings guidance for fiscal 2010, which we believe represents meaningful performance targets that serve the best interests of our shareholders.

        In light of Mr. O'Reilly's anticipated retirement in 2010 and our compensation committee's acceleration in January 2010 of the vesting date for 62,500 shares of restricted stock granted to him during fiscal 2008 and fiscal 2009, our compensation committee decided not to include Mr. O'Reilly in the EPIP cash incentive program for fiscal 2010.

        For purposes of the cash incentive award for Mr. Lanier, Mr. Grassmyer and Mr. Chubb, the table below sets forth the applicable performance measure and proportion of the individual's total bonus opportunity allocated to each of our operating groups and our company as a whole; the threshold, target and maximum performance targets established by our compensation committee for each of our operating groups and our company as a whole; the actual performance of each of our operating groups and our company as a whole during fiscal 2010; and the determination of the total bonus award (expressed as a percentage of each individual's target bonus opportunity) earned by each of these executive officers:

	Allocation of Cash Incentive Award	Performance Target
					Actual Performance	Bonus Contribution
Performance Measure(s)		Threshold	Target	Maximum
RONA of Lanier Clothes	10%	12.0%	18.0%	24.0%	29.1%	15.0%
RONA of Oxford Apparel Group	20%	11.0%	19.0%	27.0%	23.4%	25.5%
RONA of Tommy Bahama Group	40%	16.55%	18.20%	19.85%	23.1%	60.0%
PBT of Ben Sherman Group ($ in 000s)	10%	$(4,513)	$(2,507)	$(501)	$(1,540)	12.4%
RONA of our company	20%	8.5%	11.1%	13.0%	17.2%	30.0%

Total Bonus Award (as % of Target)						142.9%

        Accordingly, each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb earned 142.9% of his target bonus opportunity. Specifically, Mr. Lanier's cash incentive award for fiscal 2010 was 150.05% (or 105.0% * 1.429) of his base salary (or $750,250 in total); Mr. Grassmyer's cash incentive award for fiscal 2010 was 64.3% (or 45.0% * 1.429) of his base salary (or $175,245 in total); and Mr. Chubb's cash incentive award for fiscal 2010 was 78.6% (or 55.0% * 1.429) of his base salary (or $432,300 in total).

        For purposes of the cash incentive award to Mr. MacCulloch, the threshold, target and maximum performance targets for the RONA of our Lanier Clothes operating group was 12.0%, 18.0% and 24.0%, respectively, as reflected in the table above. Because our Lanier Clothes operating group achieved RONA during fiscal 2010 in excess of the maximum performance target, Mr. MacCulloch received his maximum cash incentive award for fiscal 2010 of 67.5% of his base salary (or $185,625) in total.

        For purposes of the cash incentive award to Mr. Pillow, the threshold, target and maximum performance targets for the PBT of our Tommy Bahama Group was approximately $28.3 million, $31.1 million and $33.9 million, respectively. Our Tommy Bahama Group achieved PBT of approximately $38.0 million in respect of fiscal 2010 and, accordingly, Mr. Pillow received his maximum cash incentive award for fiscal 2010 of 100.0% of his base salary (or $750,000) in total.

        Because Mr. Sennett's employment with our company ended in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group, under the terms of our EPIP award, Mr. Sennett was not entitled to receive a cash incentive award in respect of fiscal 2010 (however, see below under "—Special Awards" with respect to a special award that was paid to Mr. Sennett in recognition of his forfeiture of the right to receive a cash incentive award for fiscal 2010).

        Fiscal 2011 Incentives.    For fiscal 2011, our compensation committee has approved cash incentive award opportunities under our EPIP for each of our continuing named executive officers. Consistent with the award opportunities for our named executive officers in fiscal 2010, our compensation committee approved target awards and set performance goals under the incentive program based exclusively on the performance of our company or applicable operating group during fiscal 2011.

        In establishing performance targets for cash incentive award opportunities for our named executive officers for fiscal 2011, our compensation committee took into consideration our budgeted plans for the fiscal year and our earnings guidance for fiscal 2011 (which were disclosed in our March 29, 2011 earnings press release). We believe the performance targets established by our compensation committee represent meaningful performance targets that serve the best interests of our shareholders. If our company and each of our operating groups achieve our planned earnings for fiscal 2011, as incorporated into our forecasted earnings guidance for fiscal 2011, our company and various operating groups would achieve between approximately 55% and 125% of the performance measures at target established by our compensation committee.

        Special Awards.    Our compensation committee may, from time to time, in its discretion approve cash bonuses based on subjective criteria and performance against individual objectives for the year and other economic factors. During fiscal 2010, our compensation committee approved the following special cash awards:

  •
  In light of Mr. O'Reilly's anticipated retirement in early 2010 and our compensation committee's acceleration in January 2010 of the vesting date for 62,500 shares of restricted stock granted to Mr. O'Reilly during fiscal 2008 and fiscal 2009, our compensation committee decided in March 2010 not to include Mr. O'Reilly in the EPIP cash incentive program for fiscal 2010. However, at the request of our Chairman and Chief Executive Officer, Mr. O'Reilly continued to work for our company until his retirement in December 2010, in large part overseeing the negotiation of the sale of substantially all of the assets and operations of our former Oxford Apparel Group, which was announced in November 2010 and completed in January 2011. In light of, among other things, Mr. O'Reilly's dedicated efforts to completing this transaction and his decades of prior service to our company, our compensation committee approved a special award of $412,500 payable in cash to Mr. O'Reilly. The amount of the special award was calculated in accordance with the terms of special awards we paid to other employees of our former Oxford Apparel Group whose employment ended in connection with the transaction and was based on, among other things, the Oxford Apparel Group's performance through January 2011 and Mr. O'Reilly's base salary.

  •
  Consistent with the terms of special awards we paid to other similarly situated employees of Oxford Apparel Group whose employment ended in connection with our sale of substantially all of the assets and operations of Oxford Apparel Group, our compensation committee approved a special award of $568,250 payable in cash to Mr. Sennett subject to Mr. Sennett's continued employment by the purchaser of substantially all of the assets and operations of our former Oxford Apparel Group at the time of payout (unless employment was terminated by the purchaser involuntarily without cause), which payment occurred on or about March 15, 2011. The amount of the special award consisted of an amount equal to (a) the maximum cash incentive award Mr. Sennett could have received under the EPIP in respect of fiscal 2010, based in part on the Oxford Apparel Group's performance through January 2011, plus (b) 50% of the value of the stock awards to Mr. Sennett that were forfeited by Mr. Sennett as a result of the termination of his employment (based on the closing price of our common stock on the fourth business day following our announcement of the sale of substantially all of the assets and operations of our former Oxford Apparel Group).

  Long-Term Equity Compensation

        Our compensation committee utilizes stock-based awards under the LTIP to incent our named executive officers to remain with our company and further align the interests of our named executive officers with those of our shareholders.

        LTIP Awards for Fiscal 2010.    Our compensation committee periodically reviews the successes of the compensation programs it has implemented. In evaluating whether to grant any equity awards to our named executive officers for fiscal 2010, our compensation committee considered the size, grant date, vesting date and purpose of awards held by each of our named executive officers at the beginning of fiscal 2010. Consistent with our compensation committee's indications following its June 2009 grants of restricted stock awards reflected below under "Compensation Tables—Outstanding Equity Awards at Fiscal 2010 Year End," our compensation committee did not believe it was necessary or appropriate for fiscal 2010 to grant significant equity awards to those of our named executive officers who received significant grants in June 2009.

        In light of Mr. MacCulloch's and Mr. Sennett's promotions, our compensation committee believed it was appropriate to grant these individuals awards consistent with the size and vesting date of awards made to similarly situated employees of our company in June 2009. Accordingly, in March 2010, our compensation committee approved a grant of 10,000 shares of restricted stock to Mr. MacCulloch and a grant of 25,000 shares of restricted stock to Mr. Sennett. These shares of restricted stock were scheduled to vest on April 30, 2013, which was the vesting date applicable to awards in June 2009 to certain of our other named executive officers.

        The stock awards made to Mr. Sennett during fiscal 2010 were ultimately forfeited as a result of the termination of his employment in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group (however, see above under "Short Term Incentive Compensation—Special Awards" with respect to a special award that was paid to Mr. Sennett in recognition of his forfeiture of the stock awards).

        LTIP Awards for Fiscal 2011.    In evaluating whether to grant any equity awards to our named executive officers for fiscal 2011, our compensation committee considered the size, grant date, vesting date and purpose of awards held by each of our named executive officers at the end of fiscal 2010, as reflected below under "Compensation Tables—Outstanding Equity Awards at Fiscal 2010 Year End." Based on the number of equity awards remaining outstanding to each of our named executive officers, our compensation committee has not granted any equity awards to our named executive officers for fiscal 2011. In addition, in February 2011, our compensation committee engaged a compensation consultant to assist in, among other things, developing a performance-based equity incentive compensation program which may be implemented in future periods, if our compensation committee deems appropriate.

  Other Benefit Plans

        Employee Stock Purchase Plan.    We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the "ESPP," generally available to all eligible employees based in the United States, including our named executive officers other than Mr. Lanier, who is not permitted to participate because he owns more than 5% of our outstanding common stock. The ESPP allows participants to acquire shares of our common stock at a discounted price.

        The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. At the end of each calendar quarter, the amount credited to each individual employee's account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. During fiscal 2010, Messrs. Grassmyer and MacCulloch participated in the ESPP.

        Retirement Savings Plan.    We provide retirement benefits to our eligible employees, including the named executive officers, who are based in the United States and have achieved a minimum of one year of service under the terms of our tax-qualified retirement savings plan (which we also refer to as our "401(k) plan"). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner.

        During calendar year 2010, we made matching contributions of 100% of the first 1% of a participant's compensation that is deferred, and matching contributions of 50% of the next 2% of a participant's compensation that was deferred. Effective January 1, 2011, we amended our 401(k) plan to provide for matching contributions of 100% of the first 3% of a participant's compensation that was deferred, and matched 50% of the next 2% of a participant's compensation that is deferred.

        Our company contributions under the 401(k) plan are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately. Our named executive officers are permitted to make contributions to the plan solely from pre-tax compensation. Our named executive officers participate in our 401(k) plan on the same terms as other "highly compensated employees" of our company (as determined under applicable Internal Revenue Service guidelines). During fiscal 2010, Messrs. Lanier, Grassmyer, Chubb, MacCulloch and O'Reilly participated in our 401(k) plan. Company contributions for each named executive officer during fiscal 2010 under our 401(k) plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2010."

        Non-Qualified Deferred Compensation Plan.    We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the "Deferred Compensation Plan," to certain highly compensated employees based in the United States, including the named executive officers. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based cash incentive award. The named executive officers participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2010, all of our named executive officers participated in the Deferred Compensation Plan.

        All deferral elections are irrevocable except in the case of a hardship. In respect of calendar year 2010, we made a contribution to each participant's account of (1) 2% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year (which for calendar years 2010 and 2011 is $245,000), and (2) 2% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary. Company contributions for each named executive officer during fiscal 2010 under our Deferred Compensation Plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2010." We amended the Deferred Compensation

Plan effective January 1, 2011 so that for calendar year 2011, we will make a contribution to each participant's account of (1) 4% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year, and (2) 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary for calendar year 2011.

        The Deferred Compensation Plan is intended to offer our highly compensated employees, including our named executive officers, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the Deferred Compensation Plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our named executive officers with the long-term interests of our shareholders.

        Because none of our named executive officers received above-market rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2010." Earnings and related activity under the Deferred Compensation Plan by our named executive officers during fiscal 2010 are described below under "—Compensation Tables—Fiscal 2010 Non-Qualified Deferred Compensation."

        Executive Medical Insurance Plans.    Certain key employees, including our named executive officers (other than Mr. Pillow, who is ineligible because he is employed by our subsidiary Tommy Bahama Group, Inc.), are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence. Our executive medical insurance plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical insurance also provides for a $100,000 accidental death and dismemberment benefit that will pay an eligible executive officer's beneficiary the lump sum amount in the event of death as a result of a covered accident.

        Company contributions for each eligible named executive officer during fiscal 2010 under our executive medical plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2010."

        Other Benefits.    In addition to some of the other compensation policies discussed above, our named executive officers are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our U.S.-based, eligible employees generally, subject to certain distinctions in our plans that are applicable to employees of our subsidiaries.

  Perquisites

        From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in our industry.

  Stock Ownership and Retention Guidelines

        Our Board of Directors has established stock ownership guidelines for our executive officers, including the named executive officers. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of the later of the effective date of the guidelines or the date of appointment to the applicable position set forth in the guidelines (which we refer to as the "executive's determination date"). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive's determination date) and the executive officer's base salary as of the executive's determination date.

        Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as follows: Chief Executive Officer—2.0x; President—1.25x; Group Vice Presidents and Executive Vice Presidents—1.0x; and All Other Executive Officers—0.5x. As of May 1, 2011, each of our named executive officers who continued to be employed by our company had satisfied the stock ownership guideline applicable to him.

        Shares owned outright by an executive officer or by members of his or her immediate family sharing the same household, restricted stock, shares acquired pursuant to the exercise of stock options, shares held in trust for the benefit of the executive officer or his or her immediate family and shares acquired through our ESPP are counted towards satisfying the applicable guideline. Unexercised stock options do not count towards satisfying the guidelines.

        As discussed above under "Director Compensation—Director Stock Ownership and Retention Guidelines," in March 2011, our Board of Directors enhanced our Corporate Governance Guidelines to provide for a retention guideline, or holding period, of nine months for stock acquired upon the exercise of options or lapse of restrictions on restricted stock (net of funds necessary to pay the exercise price of stock options and for payment of applicable taxes). This retention period also applies to our executive officers, and as implemented, applies to all currently outstanding, unvested grants of restricted stock to our executive officers, as well as all subsequent awards.

  Tax Deductibility Considerations

        It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of certain named executive officers that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP is structured to permit awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

 Compensation Tables

  Summary Compensation Table for Fiscal 2010

        The table below shows the compensation earned during each of fiscal 2010, fiscal 2009 and fiscal 2008 by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
J. Hicks Lanier	2010	500,000	—	—	750,250	38,672	1,288,922
Chairman and Chief	2009	500,000	—	—	—	37,279	537,279
Executive Officer	2008	832,000	—	559,000	78,624(5)	71,593	1,541,217(6)
K. Scott Grassmyer	2010	271,115	—	—	175,245	43,426	489,786
Senior Vice President—	2009	265,000	—	231,400	—	26,151	522,551
Finance, Chief Financial	2008	265,000	—	335,400	10,733(5)	31,085	642,218(6)
Officer and Controller
Thomas C. Chubb III	2010	540,770	—	—	432,300	46,520	1,019,590
President	2009	465,289	—	578,500	—	41,902	1,085,691
	2008	405,000	—	559,000	20,048(5)	39,400	1,023,448(6)
Dennis D. MacCulloch	2010	269,694	—	217,900	185,625	26,633	699,852
President, Lanier Clothes
Knowlton J. O'Reilly	2010	461,538	412,500(7)	—	—	21,440	895,478
Former Group Vice President	2009	500,000	—	669,000(8)	—	46,827	1,215,827
	2008	500,000	—	559,000(8)	258,497	41,956	1,359,453
Terry R. Pillow	2010	750,000	—	—	750,000	66,132	1,566,132
CEO, Tommy Bahama Group	2009	750,000	—	867,750	—	90,162	1,707,912
	2008	663,157	493,151	1,118,000	—	59,445	2,333,753
Scott D. Sennett	2010	359,423	568,250(9)	544,750(10)	—	36,342	1,508,765
Former President, Oxford
Apparel Group

(1)
Except with respect to the compensation for Mr. O'Reilly in respect of fiscal 2009, represents the grant date fair value associated with stock awards made to each of our named executive officers during the fiscal year in which such stock award was granted, as calculated in accordance with the provisions of FASB Topic 718.

The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 31, 2011.

(2)
Amounts reported under "Non-Equity Incentive Plan Compensation" reflect cash incentive awards earned by each of our named executive officers in respect of company and/or divisional performance during the applicable fiscal year, as described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(3)
Amounts reported under "All Other Compensation" for fiscal 2010 reflect the following amounts paid by us during fiscal 2010:

Name	Company Paid Life Insurance ($)	Executive Health Insurance ($)	Company Contributions to Defined Contribution Plans ($)	Company Contributions to Non-Qualified Deferred Compensation Plan ($)	Accrued Vacation ($)(a)	Dividends on Unvested Stock Awards ($)
J. Hicks Lanier	9,603	7,494	5,539	5,036	—	11,000
K. Scott Grassmyer	—	22,375	5,141	511	—	15,400
Thomas C. Chubb III	883	1,179	5,619	5,838	—	33,000
Dennis D. MacCulloch	1,694	10,029	4,601	409	—	9,900
Knowlton J. O'Reilly	—	1,815	4,908	5,100	9,617	—
Terry R. Pillow	1,032	—	—	10,100	—	55,000
Scott D. Sennett	—	17,533	—	3,155	7,404	8,250

(a)
Represents accrued and unused vacation paid upon termination of employment.
(4)
From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, and may from time to time receive complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise. The aggregate incremental cost to us of these discounts and benefits does not exceed $10,000 for any of our named executive officers.

(5)
In March 2009, Mr. Lanier, Mr. Grassmyer and Mr. Chubb each voluntarily declined cash incentive awards that he would have otherwise received in respect of fiscal 2008 and, with the approval of our compensation committee, no such incentive awards were paid to Mr. Lanier, Mr. Grassmyer or Mr. Chubb.

(6)
The reported "Total" amounts for fiscal 2008 include $78,624, $10,733 and $20,048 for each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb, respectively, voluntarily declined by such named executive officer in respect of cash incentive awards that he otherwise would have received.

(7)
In light of Mr. O'Reilly's anticipated retirement in early 2010 and our compensation committee's acceleration of the vesting date for 62,500 shares of restricted stock granted to Mr. O'Reilly during fiscal 2008 and fiscal 2009, as discussed in footnote 8 below, our compensation committee decided in March 2010 not to include Mr. O'Reilly in the EPIP cash incentive program for fiscal 2010. However, at the request of our Chairman and Chief Executive Officer, Mr. O'Reilly continued to work for our company until his retirement in December 2010, in large part overseeing the negotiation of the sale of substantially all of the assets and operations of our former Oxford Apparel Group, which was announced in November 2010 and completed in January 2011. In light of, among other things, Mr. O'Reilly's dedicated efforts to completing this transaction and his decades of prior service to our company, our compensation committee approved a special award of $412,500 payable in cash to Mr. O'Reilly. The amount of the special award was calculated in accordance with the terms of special awards we paid to other employees of our former Oxford Apparel Group whose employment ended in connection with the transaction and was based on, among other things, the Oxford Apparel Group's performance through January 2011 and Mr. O'Reilly's base salary.

(8)
In anticipation of Mr. O'Reilly's retirement in 2010, in January 2010, our compensation committee approved amendments to Mr. O'Reilly's restricted stock award agreements providing for the accelerated vesting as of January 29, 2010 of grants made to Mr. O'Reilly during fiscal 2008 and fiscal 2009. In accordance with the SEC's guidelines, the fiscal 2009 compensation with respect to stock awards to Mr. O'Reilly represents the grant date fair value associated with stock awards made to Mr. O'Reilly during fiscal 2009 plus the incremental fair value of the stock awards with an accelerated vesting date of January 29, 2010, as calculated in accordance with the provisions of FASB Topic 718. The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 31, 2011.

(9)
Mr. Sennett's employment with our company ended in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group. Consistent with the terms of special awards we paid to other similarly situated employees of Oxford Apparel Group whose employment ended in connection with the transaction, our compensation committee approved a special award of $568,250 payable in cash to Mr. Sennett subject to Mr. Sennett's continued employment by the purchaser of substantially all of the assets and operations of our former Oxford Apparel Group at the time of payout (unless employment was terminated by the purchaser involuntarily without cause), which payment occurred on or about March 15, 2011. The amount of the special award consisted of an amount equal to (a) the maximum cash incentive award Mr. Sennett could have received under the EPIP in respect of fiscal 2010, based in part on the Oxford Apparel Group's performance through January 2011, plus (b) 50% of the value of the stock awards to Mr. Sennett that were forfeited by Mr. Sennett as a result of the termination of his employment (based on the closing price of our common stock on the fourth business day following our announcement of the sale of substantially all of the assets and operations of our former Oxford Apparel Group).

(10)
The stock awards made to Mr. Sennett during fiscal 2010 were forfeited as a result of the termination of his employment in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group.

  Grants of Plan-Based Awards in Fiscal 2010

        The following table presents information for fiscal 2010 regarding possible awards that could have been earned for fiscal 2010 performance under our EPIP to the named executive officers and equity awards granted under our LTIP:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Grant Date				All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)
J. Hicks Lanier		0	525,000	787,500
K. Scott Grassmyer		0	122,625	183,938
Thomas C. Chubb III		0	302,500	453,750
Dennis D. MacCulloch		0	123,750	185,625
	3/23/10				10,000	217,900
Knowlton J. O'Reilly
Terry R. Pillow		0	450,000	750,000
Scott D. Sennett		0	173,250	259,875
	3/23/10				25,000(4)	544,750(4)

(1)
Amounts set forth under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" reflect potential cash incentive awards in respect of company and/or divisional performance during fiscal 2010 under the EPIP, which is described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(2)
These are restricted shares granted on March 23, 2010 pursuant to the LTIP, which is described above under "—Compensation Discussion and Analysis—Long-Term Equity Compensation." The restricted shares granted to Mr. MacCulloch will vest on April 30, 2013, subject to his continued employment with our company.

(3)
The grant date fair value of stock awards is determined in accordance with FASB Topic 718 and is based on the closing price of our common stock as reported on the NYSE as of the grant date of such awards. The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 31, 2011.

(4)
The restricted shares granted to Mr. Sennett on March 23, 2010 were forfeited as a result of the termination of his employment in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group.

  Outstanding Equity Awards at Fiscal 2010 Year-End

        The following table provides information with respect to outstanding stock options and restricted stock held by our named executive officers as of January 29, 2011. All of the outstanding stock options held by our named executive officers as of January 29, 2011 are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
J. Hicks Lanier	13,000	26.4375	8/18/13
				25,000(2)	596,500
K. Scott Grassmyer	5,000	26.4375	8/18/13
				15,000(2)	357,900
				20,000(3)	477,200
Thomas C. Chubb III	3,270	10.7250	7/16/11
	10,000	11.7250	7/15/12
	13,000	26.4375	8/18/13
				25,000(2)	596,500
				50,000(3)	1,193,000
Dennis D. MacCulloch	1,000	11.7250	7/15/12
	2,000	26.4375	8/18/13
				15,000(2)	357,900
				10,000(3)	238,600
Knowlton J. O'Reilly
Terry R. Pillow				50,000(2)	1,193,000
				75,000(3)	1,789,500
Scott D. Sennett(4)

(1)
The market value of stock awards reported is computed by multiplying the number of shares of stock that have not vested by $23.86, the per-share closing price of our common stock on January 29, 2011.

(2)
The restricted shares vested on March 28, 2011.

(3)
The restricted shares vest on April 30, 2013.

(4)
All prior stock awards to Mr. Sennett were forfeited as a result of the termination of his employment in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group.

  Option Exercises and Stock Vested During Fiscal 2010

        There was no exercise of stock options and no vesting of stock for any of our named executive officers during fiscal 2010.

  Fiscal 2010 Non-Qualified Deferred Compensation

        The following table shows the activity under our Deferred Compensation Plan for each of our named executive officers during fiscal 2010.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)
J. Hicks Lanier	5,000	5,036	468,129	—	2,858,211
K. Scott Grassmyer	2,711	511	19,269	—	104,424
Thomas C. Chubb III	10,815	5,838	5,416	(34,579)	63,216
Dennis D. MacCulloch	8,514	409	22,477	(7,194)	172,975
Knowlton J. O'Reilly	4,615	5,100	(187)	—	53,344
Terry R. Pillow	7,500	10,100	(363)	—	103,495
Scott D. Sennett	25,678	3,155	2,679	—	33,349

(1)
The amounts reported in this column are also included in the "Salary" column for fiscal 2010 in the Summary Compensation Table above.

(2)
The amounts reported in this column are also included in the "All Other Compensation" column for fiscal 2010 in the Summary Compensation Table above.

(3)
Reflects balances as of January 29, 2011.

(4)
The amounts reported in this column include amounts that are also reported as compensation in the Summary Compensation Table above in fiscal 2010 and in prior years as follows:

Name	Amount Included in Both Non-Qualified Deferred Compensation Table and Summary Compensation Table for Fiscal 2010 ($)	Amount Included in Both Non-Qualified Deferred Compensation Table and in Summary Compensation Table in Prior Years ($)	Total Amounts Included in Both Non-Qualified Deferred Compensation Table and in Summary Compensation Table for Fiscal 2010 and in Prior Years ($)
J. Hicks Lanier	10,036	2,231,911	2,241,947
K. Scott Grassmyer	3,222	18,385	21,607
Thomas C. Chubb III	16,653	116,449	133,102
Dennis D. MacCulloch	8,923	—	8,923
Knowlton J. O'Reilly	9,715	63,259	72,974
Terry R. Pillow	17,600	86,373	103,973
Scott D. Sennett	28,833	—	28,833

        Under the Deferred Compensation Plan, participants may elect to have contributions during a given calendar year distributed as either:

  •
  in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

  •
  following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years.

        Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times.

 Termination, Severance and Change-in-Control Arrangements

        Subject to the effect of local labor laws, all of our employees, including our executive officers, are terminable at our discretion. From time to time, we have entered into written employment arrangements with certain of our employees, including certain of our executive officers. However, we do not presently have written employment agreements with our named executive officers. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees.

  Named Executive Officer Severance and Change-in-Control Arrangements

        LTIP Restricted Stock Grants.    The restricted stock grants under the LTIP in March 2008 and June 2009 provide for an acceleration of vesting in the event of a change of control. For these purposes, a change of control is defined as any of the following:

  •
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than us or one of our subsidiaries or any employee benefit plan sponsored or maintained by us or any of our subsidiaries (including any trustee of such plan acting as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing at least 35% of the total voting power represented by our then outstanding voting securities;

  •
  the commencement by an entity, person or group (other than us or one of our subsidiaries) of a tender offer or an exchange offer for more than 35% of our outstanding capital stock;

  •
  the effective time of (1) a merger or consolidation of us with one or more corporations as a result of which the holders of our outstanding voting stock immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (2) a transfer of all or substantially all of our assets other than to an entity of which we own at least 80% of the voting stock;

  •
  individuals who, as of the grant date for the restricted stock, constitute our Board of Directors (which we refer to as, the "Incumbent Board") ceasing for any reason to constitute at least a majority of our Board of Directors; provided, that any individual becoming a director subsequent to such date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than our Board of Directors; and

  •
  approval by our shareholders of a complete liquidation or dissolution of our company.

        The following table summarizes the value of the restricted stock grants under the LTIP that would be realized by each named executive officer if a change in control (as described above) had occurred on January 29, 2011 (which was the last day of fiscal 2010):

Name	Number of Shares That Would Vest upon a Change of Control (#)	Value Realized on Vesting Following a Change of Control ($)(1)
J. Hicks Lanier	25,000	596,500
K. Scott Grassmyer	35,000	835,100
Thomas C. Chubb III	75,000	1,789,500
Dennis D. MacCulloch	25,000	596,500
Knowlton J. O'Reilly	—	—
Terry R. Pillow	125,000	2,982,500
Scott D. Sennett	—	—

(1)
The value of the stock awards realized upon vesting following a change of control is computed by multiplying the reported number of shares of stock by $23.86, the per-share closing market price of our common stock on January 29, 2011.

        Mr. Sennett's Special Award.    Mr. Sennett's employment with our company ended in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group. Consistent with the terms of special awards we paid to other similarly situated employees of Oxford Apparel Group whose employment ended in connection with the transaction, in anticipation of the transaction, in October 2010, our compensation committee approved a special award of $568,250 payable in cash to Mr. Sennett subject to, among other things, Mr. Sennett's continued employment by the purchaser of substantially all of the assets and operations of our former Oxford Apparel Group at the time of payout (unless employment was terminated by the purchaser involuntarily without cause). The payment occurred on or about March 15, 2011.

  Other Potential Post-Employment Payments

        Stock Options.    All of the outstanding stock options held by our named executive officers as of January 29, 2011, as set forth in the table "—Compensation Tables—Outstanding Equity Awards at Fiscal 2010 Year-End" above, were granted under our 1992 Stock Option Plan or 1997 Stock Option Plan, and all of the options have vested. The outstanding stock options, in accordance with the terms of the relevant option plans, provide that the options are not exercisable after employment ends (other than for death or disability). The option holder's estate may exercise the option upon the holder's death (including portions of the options that had not vested) for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability (including portions of the options that had not vested) for a period of three months following termination of employment.

        Retirement Savings Plan.    Our matching contributions under our 401(k) plan are immediately vested at the time they are made, and each participant is always fully vested in the value of his or her contributions under the plan.

        Deferred Compensation Plan.    Each of our named executive officers is fully vested in account assets held in the Deferred Compensation Plan. Under the terms of the Deferred Compensation Plan, if a participant (other than one eligible for retirement) terminates employment with us, the participant's account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant and would be paid six months following termination of employment. If a participant who is eligible for retirement (one who is 55 years of age with five years of service to us) terminates employment with us for any reason, the participant's account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant until paid in accordance with the retirement distribution election made by the participant.

        Employee Stock Purchase Plan.    Upon termination of employment, all amounts in a participant's account are paid to the participant.

        Executive Medical Insurance Plan.    Upon termination of employment, our named executive officers are ineligible to continue participation under our executive medical plan and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

        General.    We do not have any other written or unwritten arrangement, policy or plan which would provide payments, equity or acceleration of vesting on unvested stock awards to any of our named executive officers as a result of a termination of any kind, including following a change in control.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

        The Nominating, Compensation & Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for fiscal 2010.

Respectfully submitted,

Clarence H. Smith, Chairman
Dennis M. Love
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Dennis M. Love, Clarence H. Smith and Helen B. Weeks served on our NC&G Committee during fiscal 2010. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary and none of them have any other relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board of Directors reviews all related party transactions that are disclosable under Item 404(a) of Regulation S-K. To help identify related party transactions, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the individual, or any member of his or her immediate family, has or will have with our company. Our Legal Department, with the assistance of other members of senior management, also reviews contemplated transactions by our company and our subsidiaries to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board of Directors should review.

        Our Board of Directors will only approve those related party transactions that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction, our Board of Directors considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company.

  SunTrust Banks, Inc.; Mr. Wood

        SunTrust Banks, Inc. and its subsidiaries (which we collectively refer to as "SunTrust") is one of our principal shareholders, as described under "Common Stock Ownership by Management and Certain Beneficial Owners." Mr. E. Jenner Wood III, one of our directors, is Chairman, President and CEO of SunTrust Bank, Atlanta / Georgia Division. We maintain a $175 million syndicated, revolving credit facility under which subsidiaries of SunTrust serve as agent and lender. This loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Our aggregate payments to SunTrust did not exceed 1% of our gross revenues during fiscal 2010 or 1% of SunTrust's gross revenues during its fiscal year ended December 31, 2010. Additional information relating to SunTrust's relationship with our company can be found under the caption "Related Party Transactions" in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 31, 2011.

  Mr. Beaumont

        On December 21, 2010, we acquired all of the outstanding capital stock of Sugartown, which designed, marketed and distributed apparel, accessories and home fashions under the Lilly Pulitzer® trademark. The purchase price for the acquisition was $60 million in cash, subject to adjustment based on net working capital as of the closing date. In connection with this acquisition, we entered into an earnout agreement pursuant to which the beneficial owners of the capital stock of Sugartown prior to the acquisition will be entitled to earn up to an additional $20 million in cash, in the aggregate, over the four years following the closing of the acquisition based on our Lilly Pulitzer Group's achievement of certain performance targets. Mr. Scott A. Beaumont, one of our executive officers who was elected CEO, Lilly Pulitzer Group, in connection with our acquisition of Sugartown, together with various trusts for the benefit of certain of his family members, held a 50% ownership interest in the capital stock of Sugartown prior to the acquisition.

AUDIT-RELATED MATTERS

Report of the Audit Committee

        The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company's financial reporting process and system of internal control over financial reporting.

        The Company's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The Company has a full-time Internal Audit

Department that reports to the Audit Committee and the Company's senior management. The Internal Audit Department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company's system of internal controls related to, among other things, the reliability and integrity of the Company's financial information and the safeguarding of the Company's assets.

        Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the Company's internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company's independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company's Annual Report on Form 10-K for fiscal 2010, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee discussed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and as amended by applicable law.

        In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed this information, including the independent accountant's independence, with Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP and the Company's Internal Audit Department the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2010 for filing with the U.S. Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
George C. Guynn
John R. Holder

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes certain fees that we paid to Ernst & Young LLP, our independent registered public accounting firm, for professional services rendered for each of fiscal 2010 and fiscal 2009:

Fee Category	Fiscal 2010 ($)	Fiscal 2009 ($)
Audit fees	1,156,545	1,376,382
Audit-related fees	152,831	14,214
Tax fees	62,133	42,975
All other fees	—	—

Total fees	1,371,509	1,433,571

        Audit Fees.    "Audit fees" are fees for the audit of our financial statements, reviews of our quarterly financial statements included in Forms 10-Q filed with the SEC and related services provided in connection with statutory and regulatory filings.

        Audit-Related Fees.    "Audit-related fees" are fees for audit-related services such as services related to potential business acquisitions and dispositions, including due diligence in connection with our acquisition of Sugartown, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

        Tax Fees.    "Tax fees" are fees for tax compliance, planning and advisory services.

        The Audit Committee considered the effects that the provision of the services described above under the subheadings "Audit-related fees" and "Tax fees" may have on the auditors' independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the chair of our Audit Committee before the commencement of the service. The pre-approval policy is detailed as to the particular services to be provided, and our Audit Committee is to be informed about each service provided.

        Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits. Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by our Audit Committee or by the chair of our Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services pre-approved by the chair of our Audit Committee.

        The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis. All of the fees detailed above paid to Ernst & Young LLP for fiscal 2010 and fiscal 2009 were pre-approved by our Audit Committee.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The table below sets forth certain information, as of April 15, 2011 (except as noted), regarding the beneficial ownership of shares of our common stock by:

  •
  owners of 5% or more of our common stock (i.e., principal shareholders);

  •
  our directors;

  •
  our named executive officers; and

  •
  our directors and executive officers as a group.

        Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)		Percent of Class(1)
Kornitzer Capital Management, Inc.	1,306,855	(a)	7.93
Blackrock, Inc.	1,059,595	(b)	6.43
SunTrust Banks, Inc.	1,040,231	(c)	6.31
Thomas C. Chubb III	109,125	(d)	*
Cecil D. Conlee	26,004	(e)	*
K. Scott Grassmyer	43,854	(f)	*
George C. Guynn	6,544		*
John R. Holder	8,155		*
J. Hicks Lanier	1,696,542	(g)	10.29
J. Reese Lanier	501,536	(h)	3.04
Dennis M. Love	9,379		*
Dennis D. MacCulloch	26,626		*
Knowlton J. O'Reilly	46,439	(i)	*
Terry R. Pillow	120,883		*
Scott D. Sennett	0	(j)	*
Clarence H. Smith	7,923		*
Clyde C. Tuggle	0		*
Helen B. Weeks	8,071		*
E. Jenner Wood III	8,523		*
All directors and executive officers as a group (17 persons)(k)	2,606,195	(l)	15.77

*
Less than 1%

(1)
Calculations based on an aggregate of 16,479,009 shares of our common stock outstanding as of the close of business on April 15, 2011. The number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of April 15, 2011 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of April 15, 2011.

(a)
The shares reported are held by Kornitzer Capital Management, Inc. ("KCM") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by KCM, KCM is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. KCM reported sole dispositive power over 1,270,612 of the reported shares and sole voting power over all of the reported shares. The address for KCM is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2010 and was obtained from a Schedule 13G/A filed on January 21, 2011.

(b)
The shares reported are held by Blackrock, Inc. ("Blackrock") in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported by Blackrock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of, the reported shares. Blackrock reported sole voting and dispositive power over all of the reported shares. The address for Blackrock is 40 East 52nd Street, New York, NY 10022. This information was as of December 31, 2010 and was obtained from a Schedule 13G/A filed on February 7, 2011.

(c)
As reported by SunTrust Banks, Inc., these shares may be held by one or more subsidiaries of SunTrust Banks, Inc. in various fiduciary and agency capacities and consist of (i) 535,281 shares with respect to which it has sole voting power, (ii) 19,400 shares with respect to which it has shared voting power, (iii) 398,011 shares with respect to which it has sole dispositive power, and (iv) 642,220 shares with respect to which it has shared dispositive power. SunTrust Banks, Inc. and such subsidiaries disclaim beneficial interest in any of the shares reported. The address for SunTrust Banks, Inc. is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308. This information was as of December 31, 2010 and was obtained from a Schedule 13G filed on January 28, 2011.

(d)
Includes 26,270 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2011.

(e)
Consists of 16,004 shares held individually by Mr. Conlee and 10,000 shares held by The Conlee Company. Mr. Conlee disclaims beneficial ownership of the shares held by The Conlee Company except to the extent of his pecuniary interest therein.

(f)
Includes 5,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2011.

(g)
Consists of 309,100 shares held individually by Mr. J. Hicks Lanier, 582,020 shares held in various trusts, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee, 300,000 shares held in a grantor retained annuity trust of which Mr. Lanier acts as trustee and 13,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2011. Of the total number of shares held individually by Mr. Lanier, 278,922 shares are pledged as security. Mr. Lanier disclaims beneficial ownership of the 582,020 reported shares held in trusts and the 492,477 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(h)
Consists of 424,037 shares held individually by Mr. J. Reese Lanier, 76,899 shares held in trust and 600 shares held by Mr. Lanier's wife. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and by his wife.

(i)
Mr. O'Reilly served as one of our executive officers until December 31, 2010, when he retired from his position as our Group Vice President. Section 16(a) of the Exchange Act requires that our executive officers, among others, file with the SEC certain reports with respect to such person's beneficial ownership of our equity securities. Accordingly, Mr. O'Reilly's obligation to file such reports pursuant to Section 16(a) of the Exchange Act generally terminated on December 31, 2010. Information regarding Mr. O'Reilly's beneficial ownership of shares of our common stock is based on information known to our company as of December 31, 2010.

(j)
Mr. Sennett served as President of our Oxford Apparel Group until December 31, 2010, when his employment with our company ended in connection with our sale of substantially all of the assets and operations of our former Oxford Apparel Group. Section 16(a) of the Exchange Act requires that our executive officers, among others, file with the SEC certain reports with respect to such person's beneficial ownership of our equity securities. Accordingly, Mr. Sennett's obligation to file such reports pursuant to Section 16(a) of the Exchange Act generally terminated on December 31, 2010. Information regarding Mr. Sennett's beneficial ownership of shares of our common stock is based on information known to our company as of December 31, 2010.

(k)
The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group exclude shares beneficially owned by Messrs. O'Reilly and Sennett because they were not executive officers of our company on April 15, 2011.

(l)
Of this amount, the executive officers not listed by name hold individually an aggregate of 33,030 shares.

        Under the SEC's rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above under this heading "Common Stock Ownership by Management and Certain Beneficial Owners" shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership and changes in ownership of our equity securities. Due to the complexity of the SEC's reporting rules, our Legal Department undertakes to file such reports on behalf of our directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company's records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in fiscal 2010.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning our equity compensation plans as of January 29, 2011:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
1992 Stock Option Plan	6,870	$10.73	—
1997 Stock Option Plan	144,250	26.69	—
Employee Stock Purchase Plan(1)	—	—	558,113
Long-Term Stock Incentive Plan	10,000(2)	—	1,044,557
Equity compensation plans not approved by security holders	—	—	—
Total	151,120(3)	25.96(3)	1,602,670

(1)
The number of securities to be issued and the weighted average purchase price under our ESPP are not determinable as of any date other than the last day of the applicable quarterly purchase period.

(2)
Reflects the number of shares of our common stock that, as of January 29, 2011, were to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units granted under our LTIP.

(3)
The total number of securities to be issued upon exercise of outstanding options, warrants and rights reflected in the table, and the associated weighted-average exercise price of such outstanding options, warrants and rights, exclude the 10,000 shares of our common stock to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units granted under our LTIP.

PROPOSALS FOR SHAREHOLDER CONSIDERATION

Proposal No. 1: Election of Directors

  Board of Directors

        Under our Articles of Incorporation, our Board of Directors is to consist of at least nine members, with the specific number fixed by our Bylaws, as amended from time to time. Currently, our Bylaws have fixed the number of directors at 10. In accordance with our Articles of Incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director's term ends and until his or her successor is elected and qualified.

  Bylaws Relating to Retirement

        Pursuant to our Bylaws, an individual becomes ineligible for election or appointment as a director:

  •
  for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board of Directors), other than an individual who has at any time served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and

  •
  for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.

  Director Nominees

        Our Board of Directors currently consists of three Class I directors (Messrs. Cecil D. Conlee, J. Reese Lanier and Dennis M. Love), three Class II directors (Messrs. John R. Holder, J. Hicks Lanier and Clarence H. Smith) and three Class III directors (Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III).

        At our 2011 Annual Meeting of Shareholders, the terms of our Class I directors will expire. Mr. Conlee, who has served on our Board of Directors since 1985, reached the retirement age of 72 prior to the beginning of fiscal 2011 and, therefore, is no longer eligible for election as a director under our Bylaws.

        Our Board of Directors, on the recommendation of our NC&G Committee, has nominated each of Mr. J. Reese Lanier, Mr. Dennis M. Love and Mr. Clyde C. Tuggle for election at our annual meeting, each to serve for a three year term expiring in 2014 and until his respective successor is elected and qualified.

        The term of our Class II directors expires in 2012, and the term of our Class III directors expires in 2013. Each of our Class II and Class III directors is expected to remain in office for the remainder of his or her respective term.

  Required Vote

        In an uncontested election at an annual meeting of shareholders, our Bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In accordance with our Bylaws, in order for a shareholder to have nominated a director for consideration at the 2011 Annual Meeting of Shareholders, we must have received the nomination not later than the close of business on March 16, 2011. We have not received a shareholder nomination for a director for consideration at the annual meeting. Accordingly, the election of directors at the 2011 Annual Meeting of Shareholders is an uncontested election.

        Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board of Directors as a "holdover director." Under our Bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board of Directors. Our Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Messrs. J. Reese Lanier and Dennis M. Love are currently serving on our Board of Directors.

        If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a "holdover director." Mr. Clyde C. Tuggle is not currently serving as a director. If Mr. Tuggle fails to be elected by a majority of the votes cast, he would not be elected to our Board of Directors and there will be an additional vacancy on our Board of Directors; in that event, our Board of Directors may: (1) immediately fill the additional vacancy; (2) allow the vacancy to remain open until a suitable candidate is located and elected to serve on our Board of Directors; or (3) amend our Bylaws to reduce the number of directors serving on our Board of Directors.

        Abstentions and broker non-votes will have no effect on the vote for the election of directors.

        Each nominee has consented to serve if elected, and our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board of Directors: (1) proxies will be voted for a substitute nominee selected by or at the direction of our Board of Directors; (2) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board of Directors; or (3) our Bylaws may be amended to reduce the number of directors serving on our Board of Directors.

        Our Board of Directors is also searching for other qualified persons to add to our Board of Directors to fill the existing vacancy on our Board of Directors. Because no such candidate was identified at the time that this proxy statement was delivered to our shareholders, our Board of Directors has determined to leave the seat vacant until an appropriate individual has been identified. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  Recommendation of our Board of Directors

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF MR. J. REESE LANIER, MR. DENNIS M. LOVE AND MR. CLYDE C. TUGGLE AS A CLASS I DIRECTOR.

 Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

  Independent Registered Public Accounting Firm

        At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2011. Ernst & Young LLP has served as our independent auditors since May 2002. Our Board of Directors considers such accountants to be well qualified and recommends that our shareholders vote to ratify their appointment. Shareholder ratification of the appointment of our independent registered public accounting firm is not required by law; however, our Board of Directors considers the solicitation of shareholder ratification to be in our company's and its shareholders' best interests. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

  Required Vote

        Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2011 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

        In light of the difficulty and expense involved in changing auditors on short notice, if our shareholders do not ratify the appointment of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2011 will stand unless our Board of Directors finds other compelling reasons for making a change. Disapproval by our shareholders will be considered a recommendation that our Board of Directors select another independent registered public accounting firm for the following year.

  Recommendation of our Board of Directors

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL 2011.

 Proposal No. 3: Advisory Vote on Executive Compensation

  Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which was enacted in July 2010, requires that we include in this proxy statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers. This type of proposal is sometimes referred to as a "say-on-pay" proposal.

        As further described above under "Compensation Discussion and Analysis," our executive compensation programs are designed to maintain a strong link between pay and performance for compensation paid to our named executive officers; align our named executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and ensure that we are able to attract and retain talented individuals who can deliver outstanding business performance. We believe that our executive compensation programs are appropriately designed to ensure our executives' interests are aligned with our shareholders' interests to support long-term value creation.

        Highlights of our executive compensation program, as described under "Compensation Discussion and Analysis" and elsewhere in this proxy statement, are:

  •
  competitive pay with total cash compensation to our named executive officers targeted between the median and 75th percentile of total cash compensation reflected in market data reviewed by our NC&G Committee, with a significant proportion of each named executive officer's total cash compensation directly linked to the satisfaction of objective performance measures;

  •
  increasing target cash incentive awards to our named executive officers as their responsibilities within our organization increase in order to more heavily weight the performance-based elements of cash compensation for our most senior executive officers who are more likely to have a strong and direct impact in achieving strategic and financial goals most likely to affect shareholder value;

  •
  stock ownership and retention guidelines for executive officers designed to further align our executives' interests with those of our shareholders;

  •
  the absence of employment contracts or guaranteed severance for our named executive officers except for the acceleration of unvested restricted stock grants in the case of a change of control of our company;

  •
  the absence of agreements providing for excise tax gross ups; and

  •
  modest perquisites.

        We believe that our executive compensation programs are consistent with our objectives and serves the interests of our shareholders well.

  Proposed Resolution

        We are asking shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This say-on-pay proposal gives our shareholders the opportunity to express their views on our executive compensation practices. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote on the following resolution at the annual meeting:

          RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

  Required Vote

        Approval of the proposed say-on-pay resolution requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on the resolution approving executive compensation. Abstentions will have the same effect as a vote against this proposal.

        The vote on this say-on-pay proposal is advisory, and therefore the results of this proposal are not binding on our company, our NC&G Committee or our Board of Directors. The results of this proposal will not overrule any decision made by our Board of Directors or NC&G Committee, nor will it create or imply any additional fiduciary duty by our directors. Our Board of Directors and our NC&G Committee value the input of our shareholders and to the extent there is any significant vote against this say-on-pay proposal, we will consider our shareholders' concerns and our NC&G Committee will evaluate whether any actions, in fiscal 2011 or in subsequent years, are necessary to address those concerns.

  Recommendation of our Board of Directors

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING EXECUTIVE COMPENSATION.

 Proposal No. 4: Advisory Vote on the Frequency of Votes on Executive Compensation

  Frequency of Say-on-Pay Vote

        The Dodd-Frank Act also enables our shareholders to indicate how frequently we should submit a say-on-pay proposal for shareholder consideration. By voting on this Proposal No. 4 (Advisory Vote on the Frequency of Votes on Executive Compensation), shareholders may indicate whether they would prefer a say-on-pay proposal be submitted for shareholder consideration once every one, two, or three years.

        After careful consideration, our Board of Directors believes that submitting a say-on-pay proposal for shareholder consideration annually, or every year, is in the best interests of our company and our shareholders. In evaluating the optimal frequency of submitting a say-on-pay proposal for shareholder consideration, our Board of Directors considered the relative merits and burdens of each of the alternatives. In particular, our Board of Directors notes that an annual advisory vote on executive compensation allows our shareholders to provide us with direct input on our compensation philosophy, policies and practices as soon as practicable after any changes go into effect and that an annual vote better corresponds with the presentation of compensation information in our proxy statements.

  Required Vote

        The option of "ONE YEAR," "TWO YEARS" or "THREE YEARS" that receives the highest number of votes cast by shareholders will be the frequency selected by shareholders for submission of a say-on-pay proposal. Our Board of Directors will take the results of the vote into account in setting its policy for the frequency of future say-on-pay proposals. Because the vote on this proposal is advisory and non-binding, our Board of Directors may decide that it is in the best interests of our shareholders and our company to submit a say-on-pay proposal for shareholder consideration with a frequency different than the frequency approved by our shareholders. Abstentions and broker non-votes will have no effect on the vote on this proposal.

  Recommendation of our Board of Directors

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF "ONE YEAR" TO VOTE ON EXECUTIVE COMPENSATION.

 Other Matters

        Our Board of Directors knows of no other matters that will be brought before the annual meeting, and our Bylaws do not allow proposals to be presented at the annual meeting unless they were properly presented to us prior to March 16, 2011. However, if any other question that requires a vote is properly presented at the meeting, the persons named in the enclosed proxy as the proxy holders will vote on such matters as recommended by our Board of Directors or, if no recommendation is given, in their discretion to the extent permitted under applicable law.

        Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation or Bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal).

 ADDITIONAL INFORMATION

Annual Report on Form 10-K

        We will provide without charge, at the written request of any shareholder of record as of April 15, 2011, a copy of our Annual Report on Form 10-K, including the financial statements, for fiscal 2010, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Submission of Director Candidates by Shareholders

        Pursuant to our Bylaws, to be timely, a director nomination by a shareholder must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the chair of our NC&G Committee for consideration. In order for a shareholder to nominate a director candidate for consideration at our 2012 Annual Meeting of Shareholders, we must receive notice of such nomination on or before March 17, 2012 unless the date of our 2012 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 15, 2012. Any such nominations must comply with the other requirements for proper nominations pursuant to our Bylaws.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

        In addition to candidates submitted by shareholders, our NC&G Committee will also consider candidates recommended by directors, management, third party search firms and other credible sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our NC&G Committee will compile a complete list of candidates recommended from any credible source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board of Directors, the current needs of our Board of Directors and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our NC&G Committee will consider, among other things, issues such as a candidate's independence, age, understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our NC&G Committee will determine which candidates it will recommend to the full Board of Directors.

Shareholder Proposals

        Pursuant to our Bylaws, in order for a shareholder proposal (other than a director nomination) to be considered at an annual meeting, the proposal must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, in order to be timely, a shareholder proposal must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Accordingly, in order for a shareholder proposal (other than a director nomination) to be considered at our 2012 Annual Meeting of Shareholders, we must receive the proposal on or before March 17, 2012 unless the date of our 2012 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 15, 2012.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

        Our Bylaws further contemplate that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a-8 under the Exchange Act provided the proposal is otherwise in accordance with such Rule 14a-8.

Communications to our Board of Directors

        Mail can be addressed to our directors in care of the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of our Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board of Directors. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to "Outside Directors," "Non-Management Directors" or the "Presiding Independent Director" will be forwarded or delivered to our presiding independent director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the chair of our Board of Directors.

Proxy Solicitation

        We will bear the cost of solicitation of proxies by our Board of Directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Phoenix Advisory Partners to act as our proxy solicitor for the annual meeting and have agreed to pay it $7,000, plus reasonable expenses, for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell Senior Vice President-Law and Administration, General Counsel and Secretary

        Our Annual Report to Shareholders for fiscal 2010, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01C0PC 1 U PX + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 1 YEAR for Proposal 4. 01 - J. Reese Lanier 02 - Dennis M. Love 03 - Clyde C. Tuggle 1. Proposal to elect the nominees listed below. If a nominee becomes unwilling or unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. For Against Abstain For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain 5. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting, as recommended by the Board of Directors. 2. Proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm during fiscal 2011. 3. Proposal to approve on an advisory (non-binding) basis a resolution approving the compensation of the Company’s named executive officers. 4. Proposal to recommend on an advisory (non-binding) basis the frequency of votes on executive compensation. 1 Yr 2 Yrs 3 Yrs Abstain 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1 1 5 5 0 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ANNUAL MEETING OF SHAREHOLDERS, JUNE 15, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, June 15, 2011, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion, as recommended by the Board of Directors, upon any other business. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “1 YEAR” FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES, AS RECOMMENDED BY THE BOARD OF DIRECTORS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. Please sign and date on the reverse side and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting. . Proxy — Oxford Industries, Inc.